UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material under Rule 14a-12

EMS TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EMS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2007

Notice is hereby given that the Annual Meeting of Shareholders of EMS Technologies, Inc. (the “Company”) will be held at 11:00 a.m. local Atlanta time on May 18, 2007, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia, 30092 for the following purposes:

1. To elect eight members of the Board of Directors to serve during the ensuing year;

2. To approve the Company’s 2007 Stock Incentive Plan;

3. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only holders of record of common stock of the Company at the close of business on March 29, 2007, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

By Order of the Board of Directors,

William S. Jacobs
Secretary

Norcross, Georgia
April 9, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2007
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2007
GENERAL INFORMATION
ELECTION OF DIRECTORS
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION AND RELATED INFORMATION
APPROVAL OF THE 2007 STOCK INCENTIVE PLAN
AUDIT MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RATIFICATION OF INDEPENDENT AUDITORS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING
AVAILABLE INFORMATION

EMS TECHNOLOGIES, INC.
660 Engineering Drive, Technology Park/Atlanta,
Norcross, Georgia 30092

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2007

GENERAL INFORMATION

Shareholders’ Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMS Technologies, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders to be held at 11:00 a.m. local Atlanta time on May 18, 2007, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia, 30092. This Proxy Statement is being mailed to shareholders on approximately April 9, 2007.

Matters to be Acted Upon

The following matters will be acted upon at the Annual Meeting of Shareholders:

1. The election of eight members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified;

2. The approval of the Company’s 2007 Stock Incentive Plan;

3. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

4. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Revocation of Proxies

A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.

Voting of Proxies

When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the eight nominees for election to the Board of Directors, in favor of the approval of the 2007 Stock Incentive Plan, and in favor of the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the current year. The Board of Directors does not know of any other business to be brought before the Meeting, and has not received notice of any such matter within the time periods specified in the Company’s Bylaws or in rules of the Securities and Exchange Commission governing discretionary voting authority; it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 29, 2007, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 29, 2007, there were 15,303,409 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, facsimile transmission, or personal interview. In addition, Georgeson Inc. has been engaged to provide soliciting assistance, principally in the nature of solicitation with respect to shares held by brokers, banks and institutional holders, at a cost of approximately $7,500.

Shareholder Proposals for the 2008 Annual Meeting

Any proposals by shareholders intended to be included in the proxy materials for the 2008 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 12, 2007.

In addition, for any proposal or nomination that a shareholder wishes to present at the Meeting but is not seeking to have included in the Company’s proxy materials, notice as required by the Company’s Bylaws (including the information specified in the Bylaws) must be received by the Secretary no later than March 19, 2008; if such notice is not timely received, the matter or nomination will not be considered at the 2008 Annual Meeting.

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set that number at eight. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the eight persons named in the following table as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any named nominee should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Shares for which authority to cast a favorable vote is affirmatively withheld will be treated as voting shares in determining whether the requisite plurality has been achieved.

The following table lists the nominees and their ages, their other positions with the Company, their principal occupations and other professional activities at present and during at least the past five years, and the year each was first elected as a director. All eight nominees are currently directors of the Company.

		Year First
Name and Principal Occupations		Elected
for at Least the Last Five Years	Age	Director

Hermann Buerger	63	2003
Until 2004, Regional Board Member and CEO of the Americas, Commerzbank AG, where Mr. Buerger held various management positions over a 30-year career. Mr. Buerger has been a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil (2002 — 2004), and of the Advisory Board of the Wharton Real Estate Center (1997 — 2004). Mr. Buerger is also a director of Sapient Corporation (since 2006).

		Year First
Name and Principal Occupations		Elected
for at Least the Last Five Years	Age	Director

Paul B. Domorski	50	2006
Chief Executive Officer and President of the Company (since June 2006). For three years prior to joining EMS, he served as Vice President of Avaya Inc., with operational responsibilities for its services business. From 2000 to 2002 he served as President and CEO, and then as a consultant, of RSL Communications, Ltd. during its restructuring. From 1997 to 2000 he served as President of British Telecom Syncordia Solutions, a combined products/services outsourcing and solution provider that was organized from other British Telecom businesses.

Francis J. Erbrick	67	2006
Consultant, Business Technology Office, McKinsey & Company, Stamford, CT (since 1997), providing information technology consulting services, typically to large companies. For the previous 12 years, Mr. Erbrick was Chief Information Officer and a member of the Management Committee of United Parcel Service, where he oversaw the development of UPS’s information systems architecture, its telecommunications network, and its Package Tracking System. Mr. Erbrick was a 1994 recipient of the Carnegie Mellon Award for Excellence in Information Technology.

John R. Kreick, Ph.D.	62	2003
Private consultant on defense electronics matters (since 1998), and Chairman of the Board of Draper Labs, a research center for NASA and the Department of Defense (since 2001). From 1988 until March 1998, Dr. Kreick was President of a leading defense electronics firm, the Sanders division of Lockheed Martin Corporation, and was also a Lockheed Martin Vice President. Dr. Kreick also serves (since 1998) as a director, and for five months during 2003 served as Chief Executive Officer, of The Pennichuck Corporation, a holding company for water-service utilities and real estate development in New Hampshire. He holds his Ph.D. in theoretical physics.

John B. Mowell	72	1984
Chairman of the Board of the Company (since 2001); President, Mowell Financial Group, Inc., Tallahassee, FL, an investment counseling firm. Director, Capital City Bank, Tallahassee, FL, a subsidiary of Capital City Bank Group, Inc., and Figg Engineering Group, Tallahassee, FL, a privately held firm engaged internationally in the design of concrete segmental bridges. Formerly Chairman of the Board (1981-1990) and Chief Executive Officer (1985-1989), Reflectone, Inc., Tampa, FL, a manufacturer of aircraft flight simulators and training systems for commercial and military markets. Mr. Mowell is past Chairman of the Florida State Board of Administration’s Investment Advisory Council for the $100 billion Florida state teacher’s retirement fund; and Founding President, past Chairman and Chairman Emeritus of The Economic Club of Florida.

Bradford W. Parkinson, Ph.D.	72	2006
Professor Emeritus, Stanford University (with significant research and student advisory responsibilities) since 2000. Previously, Dr. Parkinson was Professor of Aeronautics and Astronautics at Stanford, where he directed NASA’s Gravity Probe-B spacecraft development project. During his career, he has actively participated on teams and committees responsible for the design or redesign of a number of space programs, including the GPS system, the Space Station, the Hubble Telescope repair, and a proposed flyby mission to Pluto, and he continues to serve on major national advisory groups related to the GPS system. In 2003, Dr. Parkinson was awarded the Draper Prize by the National Academy of Engineering for his role in the development of the GPS system. Since 1984, he has been a member of the Board of Directors of Trimble Navigation Limited, Sunnyvale, CA, which provides advanced geographical positioning solutions, typically to commercial and governmental users. From 1998 to 1999, he served as Trimble’s President and Chief Executive Officer while that company was seeking a permanent CEO. He holds his Ph.D. in Astronautics Engineering from Stanford.

		Year First
Name and Principal Occupations		Elected
for at Least the Last Five Years	Age	Director

Norman E. Thagard, M.D.	63	1998
Since 1996, Professor, Bernard F. Sliger Eminent Scholar Chair, Florida State University, Associate Dean of College Relations, College of Engineering, Florida A&M University — Florida State University, and aerospace consultant. From 1978 until 1996, Dr. Thagard served as a NASA astronaut, participating in four Shuttle missions and one mission aboard the Russian Mir Space Station, for a total of 140 days in space. He holds advanced degrees in engineering science and as a doctor of medicine.

John L. Woodward, Jr.	60	2003
Associate Partner since 2003, and Senior Executive Vice President — National Security Business Development since 2005, at Accenture, a global management consulting, technology services and outsourcing company. Mr. Woodward retired in 2002 from the U.S. Air Force as a Lieutenant General with 34 years’ experience. During his Air Force career, Mr. Woodward held a wide variety of positions related to communications and command and control systems, including experience with space operations and acquisition management. His last assignment prior to retirement was as Deputy Chief of Staff for Communications and Information, and Deputy Chief Information Officer, at Air Force Headquarters in Washington D.C. from 2000 until 2002.

The Board of Directors

The Company’s Board of Directors during the past year comprised each of the nominees identified in the preceding table, except that prior to Mr. Domorski’s election in June, the former President and Chief Executive Officer, Alfred G. Hansen, was a member of the Board. Other than the CEO, Mr. Domorski, all current directors have been determined by the Board to be “independent” within the meaning of the listing standards of The NASDAQ Stock Market, Inc. During the last fiscal year, the Board held 13 meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.

The Company encourages the members of its Board to attend the Annual Meeting of Shareholders, and seeks to schedule Board meetings in a manner that facilitates such attendance. At the Annual Meeting held in 2006, all of the Board members elected at that time were in attendance.

Shareholders who wish to communicate with members of the Board of Directors may do so by mail addressed to the Chairman of the Board, c/o the Secretary, at the address for the Company’s principal executive offices appearing on the first page of this Proxy Statement. Items so addressed will be forwarded unopened to the Chairman.

Audit Committee.  The Audit Committee is composed of Messrs. Buerger (Chairman), Erbrick, and Mowell and Dr. Kreick. Additional information about the Audit Committee and its responsibilities, processes and actions appears under the subsequent section, “Audit Matters,” in this Proxy Statement.

Compensation Committee.  The Board of Directors has designated a Compensation Committee of independent directors, currently comprising Drs. Thagard (Chairman) and Parkinson, and Messrs. Mowell and Woodward. Additional information about the Compensation Committee and its responsibilities, processes and actions appears under the subsequent section, “Executive Compensation and Related Matters,” in this Proxy Statement.

Nominating & Governance Committee.  The Nominating & Governance Committee comprises Messrs. Mowell (Chairman) and Buerger, and Dr. Thagard. This committee is responsible for reviewing and evaluating potential members of the Board of Directors, for considering the qualifications to be sought in Board members, and for reporting to the full Board its recommendations with respect to these matters, and with respect to compensation of non-employee Board members. The Nominating & Governance Committee is also responsible for reviewing, and for reporting to the full Board concerning, the Company’s practices and policies for the allocation and exercise of corporate authority by and among the Board and its committees and the senior corporate officers. This Committee’s Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.”

Each of the members of the Nominating & Governance Committee is “independent” as defined by the listing standards for The NASDAQ Stock Market, Inc. During 2006, the members held one formal meeting, and in addition they frequently conferred on an informal basis, for the purposes of identifying and evaluating potential candidates, and for meeting with candidates, in order to submit recommendations to the full Board.

In seeking and evaluating prospective members of the Board, the Nominating & Governance Committee considers the nature and scope of the Company’s business activities, and the capacity of the Board to provide oversight and positive contributions in areas of particular significance to the long-term creation of shareholder value. Areas of experience and capability that the Committee particularly believes should be represented on the Board include finance and accounting; technology related to the Company’s wireless communications businesses; the telecommunications, space and defense industries; and business and manufacturing operations. The Committee believes that individual candidates should also demonstrate proven success in business environments, high levels of commitment, adequate availability to actively participate in the Board’s affairs, and high levels of integrity and sensitivity to current business and corporate governance trends. Before recommending a candidate to the full Board, all members of the Committee will participate in meetings with the candidate, and the Committee also seeks to arrange meetings between the candidate and other Board members.

Candidates are typically identified by other Board members or in Board-member discussions with third parties. The Committee will also consider individuals recommended by shareholders. A shareholder who wishes to recommend a candidate for consideration by the Committee should do so in writing addressed to the Committee Chairman at the Company’s address appearing on the first page of this Proxy Statement. Candidates recommended by shareholders will be considered according to the same standards of perceived Company need and potential individual contribution as are applied to candidates from other sources.

Other Committees.  Other committees on which various directors serve are the Science & Technology Committee, comprising Drs. Kreick (Chairman) and Parkinson, and Messrs. Domorski and Woodward, which has authority to review and make recommendations concerning scientific and technological trends and perceived opportunities for the Company’s technological capabilities; and the Stock Incentive Plan Committee, comprising Messrs. Domorski (Chairman), Erbrick, and Woodward and Dr. Thagard, which is generally responsible for administering the Company’s stock option plans with respect to the participation of employees who are not officers or directors.

Compensation and Other Arrangements with Directors

Subject to partial or full deferral into deferred stock units, as described further in this section regarding the Company’s Deferred Compensation Plan for Non-Employee Directors, each director who is not an employee of the Company is paid a $35,000 annual retainer (in quarterly installments), $2,500 per board meeting attended ($1,000 for telephonic participation), and $2,000 for committee meetings ($500 for telephonic participation) occurring on a day other than the day of either a board meeting or another compensated committee meeting. The Company’s employee-director, Mr. Domorski, does not receive fees for his participation in meetings. Travel expenses are paid to out-of-town directors.

The Company pays additional compensation to Mr. Mowell, in the amount of $60,000 per year, for his services as non-employee Chairman of the Board, to Mr. Buerger, in the amount of $10,000 per year, for his services as Chairman of the Audit Committee, and to Dr. Thagard, in the amount of $5,000 per year, for his services as Chairman of the Compensation Committee.

The Company has granted its non-employee directors options to acquire shares of its common stock under the 1997 Stock Incentive Plan, which has now expired. These options included an initial grant of 15,000 shares, vesting 3,000 shares per year for the first five years of participation, and further grants of 3,000 shares per year (vesting at the end of six months of further service) upon each election as a board member by the shareholders. All options were granted at the fair market value of the common stock on the date of grant

(which automatically occurs at the date of election). The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant. As part of the proposed 2007 Stock Incentive Plan (see “Approval of the 2007 Stock Incentive Plan” following in this Proxy Statement), the Company is proposing to continue this program of option grants for its non-employee directors, except that the number of shares optioned upon each election to an additional term would be increased to 5,000 and the options would expire on the sixth anniversary of the date of grant.

The Company maintains its Deferred Compensation Plan for Non-Employee Directors. Under this Plan, each non-employee director must defer 40% of the annual retainer into deferred stock units valued at the date the cash retainer would otherwise have been paid, and may also at the director’s election defer all other amounts paid for service on the Board or its committees. Deferred amounts are payable after the director is no longer a member of the Board, or after five years in the case of elective deferrals, subject to the director’s right to further defer payment. When payable, the value of each stock unit is paid in cash in an amount equal to the value at the time of payment of the Company’s common stock. The deferred stock units have no minimum guaranteed value, accrue no minimum level of income, and have no voting rights.

The following table discloses, for the year ended December 31, 2006, the cash compensation paid by the Company, as well as other compensation paid, accrued or granted to each of the non-employee directors.

Director Compensation in Fiscal 2006

							Change in
							Pension
							Value and
	Fees						Nonqualified
	Earned or					Non-Equity	Deferred
	Paid In	Stock		Option		Incentive Plan	Compensation	All Other
Name	Cash	Awards		Awards		Compensation	Earnings	Compensation	Total

Hermann Buerger	$61,000	14,000	(1)	56,448	(2)	—	—	—	131,448
Francis J. Erbrick	7,750	35,000	(1)	78,211	(2)	—	—	—	120,961
John R. Kreick	28,500	33,000	(1)	55,322	(2)	—	—	—	116,822
John B. Mowell	60,000	70,000	(1)	39,681	(2)	—	—	—	169,681
Bradford W. Parkinson	17,000	26,250	(1)	78,211	(2)	—	—	—	121,461
Norman E. Thagard	32,750	32,750	(1)	39,681	(2)	—	—	—	105,181
John L. Woodward, Jr.	—	64,500	(1)	56,448	(2)	—	—	—	120,948

(1)	Dollar-value of stock units awarded quarterly, in lieu of cash compensation, under the Deferred Compensation Plan for Non-Employee Directors, based on the market value (ranging from $15.19 to $19.73 in 2006) of the common shares on each date of acquisition. When the director completes his service to the Company (or sooner as to elective deferrals) the units will be paid in cash based on the market value of the shares at the time of payment. The units do not have voting rights, but their economic value is equal to that of the common shares. The aggregate number of such stock units granted during the fiscal year ended December 31, 2006 and weighted average grant-date market value per share are for Mr. Buerger, 783 at $17.89; for Mr. Erbrick, 1,953 at $17.92; for Dr. Kreick, 1,806 at $18.27; for Mr. Mowell, 3,841 at $18.22; for Dr. Parkinson, 1,463 at $17.93; for Dr. Thagard, 1,812 at $18.07; and for Mr. Woodward, 3,549 at $18.17. The aggregate number of such stock units held at December 31, 2006, from awards in 2006 and prior years, is detailed in a table within the Security Ownership section.

(2)	Ratable portion of the value of grants made in 2006 and prior years, in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R), to the extent the vesting periods for underlying grants applied to 2006. Assumptions to value stock option grants are provided in Note 8, “Stock Plans,” to the audited consolidated financial statements, filed as Part IV, Item 15(a)(1), to the Company’s Annual Report on Form 10K for the year ended December 31, 2006. The number and grant date fair value of options underlying the 2006 compensation for option awards are, for Mr. Buerger, Dr. Kreick and Mr. Woodward, 15,000 shares granted in 2003 and valued at $11.93 per share, and 3,000 shares granted in 2006 and valued at $13.23; for Mr. Erbrick and Dr. Parkinson, 15,000 shares granted in 2006 and valued at $13.23 per share; and for Mr. Mowell and Dr. Thagard, 3,000 shares granted in 2006 and valued at $13.23. The aggregate number of shares subject to options at December 31, 2006, from awards in both 2006 and prior years, is for Mr. Buerger, 24,334; for Mr. Erbrick, 15,000; for Dr. Kreick, 24,099; for Mr. Mowell, 34,360; for Dr. Parkinson, 15,000; for Dr. Thagard, 23,508, and for Mr. Woodward, 19,395.

SECURITY OWNERSHIP

The following table sets forth certain information concerning shares of the Company common stock beneficially owned as of March 29, 2007, by the Company’s directors and named officers, and as of December 31, 2006, by persons who beneficially own more than 5% of the common stock. This information has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown. In addition to the shares shown in the following table, the non-employee directors also hold non-voting deferred share units, acquired in lieu of all or a portion of their cash compensation; such deferred share units, which do not have voting rights but are economic equivalents of the common stock, are summarized in the subsequent table, and described further in footnote 1 to the Director Compensation Table.

	Amount of	Approximate
Name	Beneficial Ownership	Percent of Class

Capital Group Inc.	1,116,450	7.1%
11100 Santa Monica Boulevard Los Angeles, CA 90025
Dimensional Fund Advisors LP	1,070,891	6.8%
1299 Ocean Avenue Santa Monica, CA 90401
Royce & Associates, LLC	834,646	5.3%
1414 Avenue of the Americas New York, NY 10019
Barclays Global Investors, NA	830,864	5.2%
45 Fremont Street San Francisco, CA 94105
AXA Financial, Inc.	827,962	5.2%
1290 Avenue of the Americas New York, NY 10104
Blackrock, Inc.	797,633	5.1%
40 East 52nd Street New York, NY 10022

	Amount of		Approximate
Name	Beneficial Ownership		Percent of Class

Hermann Buerger	33,451	(1)	*
Francis J. Erbrick	4,000		*
John R. Kreick	21,505	(1)	*
John B. Mowell	91,298	(1)	*
Bradford W. Parkinson	5,000	(1)	*
Norman E. Thagard	27,406	(1)	*
John L. Woodward, Jr.	20,662	(1)	*
Paul B. Domorski	24,887	(1)	*
Alfred G. Hansen	272,893	(1)	1.7%
Don T. Scartz	81,862	(1)	*
Neilson A. Mackay	48,087	(1)	*
James S. Childress	46,860	(1)	*
Timothy C. Reis	10,892	(1)	*
All directors and executive officers as a group (15 persons)	696,311	(1)	4.4%

*	Percentage of shares beneficially owned does not exceed 1%.

(1)	Includes shares that are subject to currently exercisable options in the amounts of 21,334 for Mr. Buerger, 3,000 for Mr. Erbrick, 21,099 for Dr. Kreick, 34,360 for Mr. Mowell, 3,000 for Dr. Parkinson, 23,338 for Dr. Thagard, 19,395 for Mr. Woodward, 204,400 for Mr. Hansen, 58,825 for Mr. Scartz, 27,650 for Dr. Mackay, 27,650 for Mr. Childress, 6,975 for Mr. Reis, and 455,976 for all directors and executive officers as a group. For Mr. Mowell, these totals also include 9,800 shares as to which he shares voting and investment power with a family member but disclaims beneficial interest.

The following table sets forth the aggregate number of shares represented by the deferred stock units held by each non-employee director, as of December 31, 2006:

Shares Represented By
Name	Deferred Stock Units

Hermann Buerger	5,139
Francis J. Erbrick	1,953
John R. Kreick	4,988
John B. Mowell	10,488
Bradford W. Parkinson	1,463
Norman E. Thagard	4,912
John L. Woodward, Jr.	7,168

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The Compensation Committee

While our Board of Directors is responsible for the final approval of executive compensation packages, it relies heavily on the advice and recommendations of the Compensation Committee, and has delegated to the Committee responsibility for executive option and stock awards under the Company’s Stock Incentive Plans.

The Committee is composed solely of non-employee independent directors, currently Drs. Thagard (Chairman) and Parkinson and Messrs. Mowell and Woodward. The Committee met nine times during the last fiscal year, and its Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.”

The Compensation Committee reviews and recommends to the Board compensation and benefits for the Company’s executive officers, and administers the Company’s stock option plans with respect to the participation of employees who are officers or directors. The Committee’s Charter does not provide for the delegation of these responsibilities to individual members or other persons, and it has not done any such delegation of authority.

With respect to officers other than the Chief Executive Officer, the Committee seeks and receives recommendations from the CEO, particularly concerning the performance and contributions of the individual officers reporting to him, and concerning their appropriate relative positions. However, before reaching its conclusions, the Committee reviews and discusses the various materials and recommendations outside the presence of the CEO. For 2006, the Committee approved compensation packages for the subordinate officers that closely followed the CEO’s recommendations. The Committee does not request or accept recommendations from the CEO concerning his own compensation.

The Committee also requests and receives survey data obtained by the Company’s Human Resources department, either from third parties or, beginning in 2007, developed internally by reviewing publicly filed compensation data for a group of companies with similar revenues and dependence on technical personnel. The latter group of comparator companies was recommended for this purpose by an independent compensation consultant, as described in the following paragraph, and comprises: NETGEAR, Inc.; Inter-Tel, Incorporated; Tekelec; Extreme Networks, Inc.; ViaSat Inc.; Comtech Telecommunications Corp.; MRV Communications, Inc.; Argon ST, Inc.; Westell Technologies, Inc.; SafeNet, Inc.; Harmonic Inc.; C-COR, Incorporated; and Bookham, Inc.

The Committee from time to time engages independent compensation consultants for assistance in developing market-appropriate compensation policies and packages, or in addressing specific compensation issues. During 2006, the Committee retained Clark Consulting to (i) review and provide recommendations with respect to the Company’s retirement program for its executive officers; (ii) recommend an appropriate peer group of companies for use by the Company in benchmarking various elements of its compensation program; (iii) assist in developing an appropriate compensation package for Mr. Domorski as the Company’s new President and CEO; and (iv) assist in developing an appropriate compensation arrangement related to Mr. Hansen’s retirement as President and CEO and continuation in an advisory capacity. In connection with this engagement, Clark Consulting was instructed that its responsibilities and reporting obligations ran solely to the Committee, and not to the Company’s management.

Related-Party Transactions.  The Company rarely encounters situations involving a transaction with an officer, director or other controlling person, other than in their capacities as an employee, director or shareholder. Should such a transaction arise, the Charter of the Compensation Committee provides that it (excluding any member having an interest in the transaction) is responsible for review and approval. The Committee expects that in considering any such transaction it would evaluate whether the proposed terms are comparable to those available in similar arm’s length transactions, as well as require persuasive reasons for engaging in the transaction with the related party rather than a third party.

Compensation Committee Interlocks and Insider Participation.  None of the Committee’s members has at any time been an officer or employee of the Company. During fiscal 2006, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serves, or has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving on the Company’s Board or Compensation Committee.

Compensation Discussion and Analysis

We seek to maintain balanced compensation policies that attract and retain experienced and well-qualified executive officers, and that provide incentives for financial and business achievements that benefit our shareholders.

The Elements of Our Compensation Packages.  In line with our compensation objectives, the Board of Directors and Compensation Committee seek to maintain the salary component of each officer’s compensation at a moderate level; to provide bonuses based heavily on financial performance; and to also provide stock options whose value depends on long-term appreciation in the market value of our common stock. The Board and Committee analyze each of these elements separately, but typically do so at the same meetings so that they can readily consider each element in the context of the overall compensation packages. The Company also provides what it considers to be a moderate package of retirement, medical and other benefits.

In determining the proper allocation of each executive officer’s compensation among these elements, the Committee has sought to achieve for each executive an appropriate balance between economic security and compensation that is at risk based on the Company’s performance. The Committee’s conclusions in that regard have been based on consideration by the members of the Committee of survey materials, their general knowledge of executive compensation practices, and their personal evaluations of the likely effects of compensation levels and structure on the Company’s attainment of its financial objectives. For 2007, the Compensation Committee and CEO are placing somewhat greater emphasis on the incentive-based portions of the overall compensation package, as compared to base salary, particularly for the divisional general managers, and thus their numerical relationships are likely to change somewhat from those in 2006 and earlier years.

Our current philosophy as to the mix of current salary and current and long-term incentives has been followed for many years, but was first structured in its current general form in 1997 following an extensive review and recommendations from independent compensation consultants. Since that time, the Committee also engaged the assistance of Haigh & Co., compensation consultants, during late 2003 and to a lesser extent in 2005, concerning the overall structure of our compensation program, and, as described under “The Compensation Committee,” utilized the services of Clark Consulting for various purposes during 2006.

Base Salary.  In order to initiate the process of determining base salaries, our management gathers executive salary data, as compiled in national compensation surveys. For 2006, we used studies compiled by the American Electronics Association and Radford Surveys + Consulting. In formulating recommendations with respect to base salary adjustments, our CEO and Compensation Committee do not use these survey materials in any pre-determined mathematical manner, but they generally have sought to maintain executive officer base salaries at levels near the median for comparable positions in comparably sized companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers. They have also assigned substantial significance to survey data with respect to anticipated general levels of year-over-year salary increases for executive personnel, but our experience is that actual increases in recent years have somewhat lagged the survey projections. As a result, for 2006 we reduced the projections by .5% and followed a policy of awarding 3.5% base increases, with larger increases in specific circumstances as described in the following individual discussions.

Although a variety of factors are considered, no mathematical or other relative weightings are assigned. The final recommendations of the CEO and Compensation Committee reflect their application of the various factors they consider to be relevant, in the light of their respective judgments about fairness and appropriateness, both within the Company and based on their knowledge and experience of executive compensation patterns generally.

Annual Incentive Compensation.  Under the Company’s Executive Incentive Compensation Plan (or “EICP”), which was first implemented in 1997, a target bonus is designated, as a percentage of base salary, for each executive officer at the beginning of each calendar year. Because it is intended that the bonus be heavily affected by the Company’s financial performance during the year, the target bonus is factored, up or down, based on the Company’s (or in the case of divisional officers, the Company’s and division’s) performance against earnings targets specified in advance by the Committee. For 2006, the Committee specified a 2-for-1 percentage increase for actual results above operating income targets (subject to a limit of 150% of target where based on divisional results), a 2-for-1 percentage decrease for actual results below target but not below 90% of target, and an 8-for-1 percentage decrease for actual results below 90% of target. Under this approach, no award was payable if actual results were not at least 80% of the target for operating income. We believe that this highly-leveraged structure emphasizes to our management the importance of achieving our financial goals, and the Committee’s view that no incentive compensation should be paid when our financial results are at levels that our shareholders are likely to view as disappointing.

The awards may also include a portion that is dependent on, or be factored based on, individual performance evaluations, which are prepared by the CEO as to all officers other than himself. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable, or to make separate discretionary bonus payments, to take into account individual or Company/division performance on non-financial or supplemental financial objectives. The Committee and Board also have the right to make other discretionary awards, outside the EICP, based on factors they believe to be appropriate in the circumstances.

Long-Term Incentives — Stock Options.  In order to provide long-term incentive compensation directly linked to growth in shareholder value, the Company grants stock options to the CEO and other executive officers. The Compensation Committee seeks to grant options annually and on a systematic basis at levels it believes are competitively appropriate. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer’s base salary. The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer’s level of responsibility and his or her potential to affect shareholder value. Information about the resulting target percentages for each officer is provided in the following individual discussions. However, in recent years the number of shares optioned has been reduced in order to moderate the financial statement expense arising under options accounting rules that became effective for the Company in 2006.

Consistent with the long-term incentive objective of our option program, and also in order to encourage long-term retention of executive personnel, the Committee requires periods of continued service as a condition to the full exercise of options. In 2006, the required period was four years, with 25% vesting each year. However, in 2006, the Committee also introduced a performance requirement consistent with that used with annual incentive compensation. Under this approach, the annual tranches do not vest if the Company (or one of its divisions in the case of divisional officers) does not attain at least 80% of earnings goals established by the Committee for each year. However, for 2007, all options vest based solely on continued employment, over a four-year period, and do not contain a performance-based vesting criterion. The Committee has concluded that the performance-based criterion does not add sufficient additional incentive, on top of that inherent in the underlying options and the Executive Incentive Compensation Plan, to justify the additional administrative and accounting complications that are created by such a vesting criterion.

The Committee has not adopted a formal program for automatically granting options, and annual grants remain in the Committee’s discretion. All options are granted at exercise prices equal to market value on the date of grant. With the exception of an option granted effective as of a future date on which a newly recruited executive commences employment, the date of grant is the date on which the Committee meets and approves the particular option. The Committee generally grants options for each calendar year at its meeting held in conjunction with the February Regular Meeting of the Board. This is also the Meeting at which executive officer compensation adjustments and incentive compensation payments are considered. However, in 2007 the Committee separately granted options in late January, in order to do so in advance of the pending expiration of the 1997 Stock Incentive Plan. The Committee has not engaged in timing of option grants in relation to anticipated news releases.

Benefits and Perquisites.  We believe that benefits related to medical, life and disability insurance, and to retirement, are important and tax-efficient methods of meeting the basic financial requirements of our executive officers. They participate in the group medical and life insurance programs that are provided generally to our salaried employees. In addition, each is a participant in a supplemental medical insurance program under which the insurer will pay up to $10,000 per year for medical expenses not otherwise covered under the standard group policy, and a disability insurance program with Company-paid premiums.

Our retirement program consists of two tax-qualified plans, one being a defined contribution plan and the other a 401(k) plan with a Company match. Under the defined contribution plan, we typically contribute 5% to 6% of aggregate eligible compensation. However, the percentage of eligible compensation that is allocated to a particular individual’s account depends on his or her age, with older employees receiving a progressively greater share. Contributions are limited by various non-discrimination rules, and cannot be made against that portion of an executive’s salary exceeding, for 2006, $220,000. Under our 401(k) plan, all employees may contribute up to the IRS-specified maximums, and the Company matches to the extent of the lesser of 50% of the individual’s contribution or 3% of eligible compensation (which in 2006 was also limited to $220,000). We do not have a separate non-qualified supplemental plan for our executives whose compensation exceeds the eligible amount for either defined contribution plan allocations or 401(k) matches.

Our Compensation Committee has recently been seeking to reduce other types of perquisites, such as Company-supplied automobiles. However, we continue in some cases to provide benefits that we believe have a nexus to business needs, such as occasional spousal travel to Company events or dues for a club that is available for business entertainment. We also may provide assistance in relocating a newly recruited officer to the Atlanta metropolitan area, including local housing and transportation to the existing family home pending the completion of the relocation. Information about instances of this nature appears in the notes to the Summary Compensation Table and in the discussion of employment arrangements following that table.

Compensation of the Named Executive Officers.  The following paragraphs discuss the application of the general principles described under “The Elements of our Compensation Package” to each of the individuals who served as President and Chief Executive Officer during 2006, and to our Chief Financial Officer and the three highest-paid other executive officers during that year. This discussion provides context and background for the detailed information set forth in the Summary Compensation Table and other compensation tables following in this proxy.

Alfred G. Hansen.  Mr. Hansen served as President and Chief Executive Officer until June 2, 2006. His salary while in that position was set at $450,000, representing an 8.7% increase above the salary in effect in 2005. In recommending this level of increase, the Committee placed particular importance on the Company’s substantial operational and financial improvements during 2005, and the progress that had been made in the Company’s strategic position through the sale of underperforming divisions. The Committee also considered the facts that, with the increase, Mr. Hansen’s salary would approximate the median level for CEO compensation at comparably sized companies, and would be approximately 1.6 times the salary of the next most-highly compensated officer, a spread the Committee believed to appropriately reflect differences in responsibility and potential for affecting the Company’s value to its shareholders.

Mr. Hansen was eligible to participate in the Executive Incentive Compensation Plan for 2006, with a target award equal to 75% of his 2006 salary payments. The amount of the non-equity award identified in the table for Grants of Plan-Based Awards that would be payable depended on the Company’s actual performance against target consolidated operating income, after factoring as described preceding at Annual Incentive Compensation. The actual payment of $77,000, as indicated in the Summary Compensation Table, reflects the achievement of approximately 84% of the operating income target. The Compensation Committee also believed that Mr. Hansen should receive additional incentive compensation, not under the EICP formulas, based on exceptional effort and performance in connection with two unusual transactions during the first half of 2006, the Company’s successful equity offering, and the closing of the sale of its SatNet division. Each of these transactions was very important to the Company and required significant extra effort on the part of the corporate officers. Mr. Hansen’s award for his participation in these two transactions was set at $53,000, or 1.6 times the award to the next most-senior officer for the same transactions.

During 2006, the Committee granted Mr. Hansen an option to acquire up to 20,000 shares of our stock, structured as described preceding at Long-Term Incentives — Stock Options. Disregarding the potential effect on value of the performance-vesting requirement, this grant had a Black-Scholes valuation of approximately 58% of Mr. Hansen’s 2005 salary, compared with the 100% level that had been believed appropriate prior to 2005 and the scaling back of option grants in anticipation of changes in options accounting rules. The Committee concluded that this number was appropriate in relation to the grants to other officers, and the effects of options expensing, and also after consideration of previous grants to Mr. Hansen.

Additional information concerning Mr. Hansen’s compensation after he ceased to serve as President and Chief Executive Officer appears under Employment Arrangements, following the Summary Compensation and various other compensation tables following in this Proxy Statement.

Paul B. Domorski.  Mr. Domorski began his service as our President and Chief Executive Officer in June 2006. His 2006 compensation was determined in pre-employment negotiations. In this process, important factors considered by the Compensation Committee and Board included comparability with the compensation of Mr. Domorski’s predecessor, Mr. Domorski’s personal earnings history and compensation expectations, and comparative data provided at the Committee’s request by Clark Consulting. While the $400,000 salary that was agreed upon is consistent with the base salary principles described preceding at Base Salary, other principal elements of Mr. Domorski’s compensation reflect the unique circumstances of the recruiting process and his initial partial year in his position.

Because Mr. Domorski became President and Chief Executive Officer approximately mid-way through the year, he did not participate in the Executive Incentive Compensation Plan for 2006. In lieu of this participation, and at the time of his employment, the Committee awarded Mr. Domorski 20,000 shares of our common stock, vesting as to 50% after two years of service and the other 50% after three years. The Committee believed that this award would both establish an equity ownership position for Mr. Domorski and encourage his long-term service, and was more appropriate for a new CEO than participation in the formula-based EICP. For 2007, Mr. Domorski is participating in the EICP, with a target award of 80% of his base salary, payable in full upon the Company’s achievement of 2007 consolidated operating income of $19,332,000 and earnings per share from continuing operations of $1.00. Variations in actual performance from these targets would be factored as described preceding at Annual Incentive Compensation, weighted 80% to operating income and 20% to earnings per share in calculating the effects of such variations. The final award would be subject to adjustment based on the Committee’s and Board’s evaluation of the performance during the year of Mr. Domorski and the Company.

Although Mr. Domorski did not participate in the formula-based EICP for 2006, the Committee evaluated his performance during the year, including the exceptional effort involved in the negotiation and sale of the EMS Wireless division, and his role in the Company’s achievement of financial objectives during the last half of the year. The Committee also considered unexpected tax costs being incurred by Mr. Domorski in connection with reimbursements of travel and local living expenses. Based on these considerations, the Committee recommended, and the Board approved, an incentive compensation payment to him of $75,000. Of this amount, $33,000 was based on his participation in the sale of the EMS Wireless division, representing 1.6 times the amount awarded to the next most senior officer for that transaction, and the balance was a further discretionary award.

To further provide Mr. Domorski with long-term incentives to improve the Company’s financial performance and stock price, and also to compensate him for the loss of unvested retirement benefits with his former employer, the Committee awarded Mr. Domorski an initial grant of options to acquire up to 75,000 shares of our stock. The exercise price per share for these options is $20.13, which was the closing market price of the stock on the day Mr. Domorski commenced employment with us. Like the options granted during the year to the other executive officers, these options are subject to vesting over four years conditioned on the Company achieving 80% of its earnings target established by the Compensation Committee for each preceding calendar year. Based on the Company’s financial results for 2006, the first 18,750 of these shares will vest on the first anniversary of Mr. Domorski’s employment with the Company.

Mr. Domorski is receiving the same medical and other insurance benefits as our other senior personnel, and the other benefits specified in the Summary Compensation Table. We do not provide Mr. Domorski with either a permanent automobile or club membership.

Other Officers.  The following paragraphs set forth specific information about the compensation of each of the other named executive officers. The Executive Incentive Compensation Plan awards (discussed following in this Proxy Statement and indicated in the Summary Compensation Table) reflect the Committee’s determination that the Company achieved approximately 84% of its operating income target, while each of the LXE division (for Mr. Childress) and the SATCOM division (for Dr. Mackay) exceeded its targeted operating income. For 2007, each officer’s EICP award is subject to factoring for deviations of actual performance from target in the manner described preceding at Annual Incentive Compensation. Also in each case, the 2006 stock option awards, discussed as follows and included in the table for Grants of Plan-Based Awards, had the vesting and other terms described preceding at Long-Term Incentives — Stock Options.  Options granted in 2007 vest over four years of continuing employment and are exercisable at $19.37 per share, which was the closing NASDAQ price on the day of grant.

Don T. Scartz.  Mr. Scartz served during 2006 at a salary of $277,400, and with the other benefits indicated in the Summary Compensation Table. His 2006 salary increase was 3.5% above that in effect for 2005. This increase reflected primarily normal inflationary considerations and did not include unusual elements to adjust to perceived inconsistencies with the compensation of either similar positions at other companies or of other of our officers. It served to maintain Mr. Scartz’s compensation near the median for CFO’s at comparably sized companies. For 2007, Mr. Scartz’s salary has again, and for similar reasons, been increased by 3.5% to $287,000.

The 2006 target award under the Executive Incentive Compensation Plan for Mr. Scartz was 50% of his salary. In addition to the $37,000 award based on achievement of approximately 84% of the EICP target, Mr. Scartz received a supplemental incentive award of $20,000 that was granted mid-year subject to the Company’s operating results for the balance of the year exceeding the mid-year forecast by not less than $500,000, and an additional award of $53,000 based on his exceptional effort and performance on the three major non-recurring transactions completed during the year (the public offering, the completion of the sale of SatNet, and the negotiation and closing of the sale of EMS Wireless).

For 2007, Mr. Scartz’s EICP target is again 50% of his base salary. Payment of 100% of the target would occur for 2007 consolidated operating income of $19,332,000 and earnings per share from continuing operations of $1.00, with weightings of 80% and 20%, respectively, in determining the effects of variations from target. The award determined on this basis would be subject to decrease (without limit), or to increase (up to 15%) based on Mr. Scartz’s performance during the year on individual performance goals as set and evaluated by the CEO.

The number of options granted to Mr. Scartz in 2006 had a Black-Scholes value equal to approximately 52% of his 2005 salary, compared with the 75% target level prior to reductions in response to new options accounting rules. For 2007, Mr. Scartz has been granted options to acquire 15,000 shares, having a Black-Scholes valuation approximating, as a percentage of salary, his grant during 2006.

Timothy C. Reis.  Mr. Reis served during 2006 at the salary of $190,400, and with the other benefits indicated in the Summary Compensation Table. His 2006 salary increase was 10% above that in effect for the last half of 2005, when he became General Counsel. His salary increase was based on his effectiveness in discharging the responsibilities of his new position, and on his salary being well below the median for the general counsel position in comparably sized companies. For 2007, Mr. Reis’s salary has been increased by 5% to $200,000, reflecting the Committee’s desire to continue to move his salary somewhat closer to the median for comparable general counsel positions.

The 2006 target award under the Executive Incentive Compensation Plan for Mr. Reis was 37% of his salary, resulting in an award of $18,500 based on achievement of approximately 84% of the EICP target. In addition, Mr. Reis received a supplemental award of $12,000 that was granted mid-year subject to the Company’s operating results for the balance of the year exceeding the mid-year forecast by not less than $500,000, and an additional award of $34,500 based on his exceptional effort and performance on the three major non-recurring transactions completed during the year. For 2007, Mr. Reis’s EICP target has been increased to 40% of his base salary. The 2007 award for Mr. Reis will be calculated based on the Company’s performance against target consolidated operating income of $19,332,000 and target earnings per share from continuing operations of $1.00, with weightings of 80% and 20%, respectively, in determining the effects of variations from target. The award determined on this basis would be subject to decrease (without limit), or to increase (up to 15%) based on Mr. Reis’s performance during the year on individual performance goals as set and evaluated by the CEO.

The number of options granted to Mr. Reis in 2006 had a Black-Scholes value equal to approximately 25% of his 2005 salary. For 2007, he has been granted options to acquire 7,500 shares. The Black-Scholes valuation of this grant is approximately 37% of Mr. Reis’s current salary, reflecting the Committee’s desire to increase his exposure to incentive-based compensation elements.

James S. Childress.  During 2006, Mr. Childress served as the General Manager of the LXE subsidiary at a salary of $235,900, and with the other benefits indicated in the Summary Compensation Table. His 2006 salary increase was 6.0% above that in effect for 2005. This increase reflected normal inflationary considerations, the continued growth and profitability of LXE, and our perception that his salary was somewhat below the median for general managers of comparably sized divisions. For 2007, Mr. Childress’s salary has been increased by just over 2.5% to $242,000. This increase of somewhat less than normal inflationary adjustments reflects the belief of the Committee and the CEO that the compensation of the divisional general managers should have a greater weighting towards incentive-based elements, as opposed to base salary.

The 2006 target award under the Executive Incentive Compensation Plan for Mr. Childress was 45% of his salary. The LXE division exceeded its operating income goal by 19%, and Mr. Childress’s award under the EICP formulas was $103,500. In addition, the Committee believed that as the general manager of the Company’s largest division, and in view of that division’s performance during the year, he should receive an additional discretionary award in the amount of $26,500, in order to better balance his incentive compensation with that being received by other corporate and divisional officers.

For 2007, Mr. Childress’s target award under the EICP has been increased to 50% of his base salary, in order to place greater relative emphasis on this compensation element. Payment of 70% of Mr. Childress’s award will depend on the LXE subsidiary achieving its internal 2007 operating income target, which is set at a level representing solid growth above its 2006 performance. While we believe that achievement of this target will require excellent execution of the division’s business plan for the year, we also believe that it is reasonably likely to be achieved. The award determined on this basis is subject to adjustment based on LXE’s performance against a variety of other financial targets specified by the CEO. Payment of a further 15% of Mr. Childress’s target incentive compensation will be based on the Company’s performance against target consolidated operating income of $19,332,000, and target earnings per share of $1.00, but subject to adjustment based on LXE’s overall contributions to corporate performance and development as evaluated by the CEO. The remaining 15% of Mr. Childress’s award will depend on the achievement of individual performance targets as set and evaluated by the CEO.

The number of options granted to Mr. Childress in 2006 had a Black-Scholes value equal to approximately 32% of his 2005 salary, compared with the 50% target level prior to reductions in response to new options accounting rules. In order to establish additional incentive for him to continue service on a long-term basis, he was also awarded 10,000 shares of common stock, vesting at the rate of 2,000 shares per year over five years of continued employment.

For 2007, Mr. Childress has been granted options to acquire 10,000 shares, having a Black-Scholes valuation of approximately 41% of his current salary. The higher percentage, as compared with his 2006 option grant, reflects the desire of the Committee and the CEO to place greater relative emphasis on performance-based compensation elements.

Neilson A. Mackay.  During 2006, Dr. Mackay served as the General Manager of the EMS SATCOM division at a salary paid in Canadian dollars and valued at $285,299 based on the average currency exchange rate during the year. He also received the other benefits indicated in the Summary Compensation Table. His 2006 salary increase was 3.5% above that in effect for 2005, as expressed in Canadian dollars (but 10% as converted into US dollars based on the respective average currency exchange rates for each year). This increase reflected primarily normal inflationary considerations, but in view of the continued growth and strong financial performance of EMS SATCOM, would have been somewhat higher had the continued strength of the Canadian dollar not caused his compensation, as stated in US dollars, to become relatively high compared to other divisional general managers, both internally and at other companies. For 2007, Dr. Mackay’s salary has been increased by just over 2.5% to Cdn$335,000, or approximately $288,000 at the currency exchange rate in effect at the beginning of 2007, reflecting the same considerations as apply to Mr. Childress.

The 2006 target award under the Executive Incentive Compensation Plan for Dr. Mackay was 45% of his salary. The SATCOM division exceeded its 2006 operating income target by 38%, and Dr. Mackay’s total EICP award was $140,000.

For 2007, Dr. Mackay’s target award under the EICP has been increased to 50% of his base salary, for the same reasons discussed with respect to Mr. Childress. Payment of 70% of his potential award will depend on the SATCOM division achieving its internal 2007 operating income target, which has been set at a level representing significant growth above its 2006 performance. While we believe that achievement of this target will require excellent execution of the division’s business plan for the year, we also believe that it is reasonably likely to be achieved. The award determined on this basis is subject to adjustment based on SATCOM’s performance against a variety of other financial targets specified by the CEO. Payment of a further 15% of Dr. Mackay’s target incentive compensation will depend on the Company achieving the same goals discussed in the preceding with respect to Mr. Childress, but subject to adjustment based on SATCOM’s overall contributions to corporate performance and development as evaluated by the CEO. The remaining 15% of Dr. Mackay’s award will depend on the achievement of individual performance targets as set and evaluated by the CEO.

The number of options granted to Dr. Mackay in 2006 had a Black-Scholes value equal to approximately 26% of his 2005 salary, compared with the 50% target level prior to reductions in response to new options accounting rules. In order to establish additional incentive for him to continue service on a long-term basis, he was also awarded 10,000 shares of common stock, vesting at the rate of 2,000 shares per year over five years of continued employment.

For 2007, Dr. Mackay has been granted options to acquire 10,000 shares, having a Black-Scholes valuation of approximately 34% of his current salary. As with Mr. Childress, the higher percentage, as compared with his 2006 option grant, reflects the desire of the Committee and the CEO to place greater relative emphasis on performance-based compensation elements.

Executive Share Ownership Guidelines.  The Company encourages its officers to accumulate significant holdings of the Company’s common stock. To assist this process, the Company provides officers with options, as well as a Company-subsidized stock purchase plan that is open to all employees. The CEO periodically reviews and discusses stock ownership with each officer.

Report of the Compensation Committee

The Compensation Committee of our Board has provided the following Report for inclusion in this Proxy Statement:

The Compensation Committee of the Board of Directors has reviewed the foregoing Compensation Discussion and Analysis, as prepared by the Company’s management, and has discussed its content with management as we believed appropriate. Based on our review and these discussions, the Committee has recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the members of the Compensation Committee:

Norman E. Thagard (Chairman)
John B. Mowell
Bradford W. Parkinson
John L. Woodward, Jr.

Summary of Executive Compensation

The following table discloses, for the year ended December 31, 2006, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for that year, to the Chief Executive Officers, to the Chief Financial Officer, and to each of the other three most highly compensated executive officers. Descriptions of the principal compensation elements reflected in this table, and of the processes through which each officer’s payments or benefits were determined, appear in the preceding Compensation Discussion and Analysis.

Summary Compensation for Fiscal 2006 — Named Executive Officers

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards	Awards(2)	Compensation	Earnings	Compensation		Total

Paul B. Domorski	2006	$224,618	75,000	111,666	179,596	—	—	25,952	(3)	616,832
President and Chief Executive Officer(1)
Alfred G. Hansen	2006	360,370	53,000	—	98,028	77,000	—	70,007	(3)	658,405
President and Chief Executive Officer(1)
Don T. Scartz	2006	277,048	53,000	—	54,404	57,000	—	58,943	(3)	500,395
Executive Vice President, Chief Financial Officer, and Treasurer
Neilson A. Mackay(4)	2006	285,299	—	29,950	26,835	140,000	—	20,508	(3)	502,592
Vice President and General Manager, SATCOM
James S. Childress	2006	235,398	26,500	29,950	37,736	103,500	—	49,350	(3)	462,434
Vice President and General Manager, LXE
Timothy C Reis	2006	189,736	34,500	—	10,910	30,500	—	25,126	(3)	287,772
Vice President and General Counsel

Footnotes to Summary Compensation Table:

(1)	Mr. Domorski became President and Chief Executive Officer of the Company on June 2, 2006, following the retirement of Mr. Hansen.

(2)	Assumptions to value stock option grants are provided in Note 8, “Stock Plans,” to the audited consolidated financial statements, filed as Part IV, Item 15(a)(1), to the Company’s Annual Report on Form 10K for the year ended December 31, 2006.

(3)	For 2006, includes, in the case of Mr. Domorski, the cost (grossed up for Medicare taxes) of rent and utilities for interim housing in Atlanta and of travel to his present primary residence, a contribution under the defined contribution retirement plan, matching contributions under the 401(k) and employee stock purchase plans, and supplemental medical insurance; in the case of Mr. Hansen, $44,000 under the defined contribution retirement plan, as well as matching contributions under the 401(k) and employee stock purchase plans, supplemental medical and disability insurance, an auto allowance, private club dues, and tax preparation fees; in the case of Mr. Scartz, $42,237 under the defined contribution retirement plan, as well as matching contributions under the 401(k) and employee stock purchase plans, supplemental medical and disability insurance, and an auto allowance; in the case of Dr. Mackay, matching contributions under the retirement and stock purchase plans, and an auto allowance; in the case of Mr. Childress, $35,498 under the defined contribution retirement plan, as well as matching contributions under the 401(k) and employee stock purchase plans, supplemental medical and disability insurance; in the case of Mr. Reis, a contribution under the defined contribution retirement plan, matching contributions under the 401(k) and employee stock purchase plans, and supplemental medical and disability insurance.

(4)	Dr. Mackay’s compensation arrangements are in Canadian currency, and for the purpose of this table have been converted into U.S. dollars at the average of the exchange rates in effect during the year.

2006 Grants of Plan-Based Awards

The following chart sets forth certain information with respect to the named executives concerning 2006 grants of plan-based awards from the Executive Incentive Compensation Plan and the Company’s 1997 Stock Incentive Plan. Descriptions of these Plans and other information concerning these grants are included in the Compensation Discussion and Analysis:

					Estimated Future Payouts
						Under
		Estimated Future Payouts							All Other		Grant
		Under						All Other	Option	Exercise	Date Fair
		Non-Equity Incentive Plan			Equity Incentive Plan			Stock	Awards:	or Base	Value of
		Awards			Awards			Awards:	Number of	Price of	Stock and
				Maxi-			Maxi-	Number of	Securities	Option	Option
	Grant	Threshold	Target	mum	Threshold	Target	mum	Shares of	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Stock	Options	($/share)	($/share)

Paul B. Domorski	6/2/06				75,000	75,000	75,000			20.13	20.13
	6/2/06							20,000 (1)		20.13	10.83 (2)
Alfred G. Hansen	2/17/06	—	337,500	NA
	2/17/06				20,000	20,000	20,000			18.05	9.57 (2)
Don T. Scartz	2/17/06	—	138,700	NA
	2/17/06				14,500	14,500	14,500			18.05	9.57 (2)
	7/28/06	20,000	20,000	20,000
Neilson A. Mackay	2/17/06	—	125,625 (3)	NA
	2/17/06				7,000	7,000	7,000			18.05	9.57 (2)
	7/28/06							10,000 (4)		15.74	15.74
James S. Childress	2/17/06	—	106,150	NA
	2/17/06				7,400	7,400	7,400			18.05	9.57 (2)
	7/28/06							10,000 (4)		15.74	15.74
Timothy C. Reis	2/17/06	—	70,450	NA
	2/17/06				4,300	4,300	4,300			18.05	9.57 (2)
	7/28/06	12,000	12,000	12,000

(1)	Shares of restricted stock, vesting upon continued service, 50% at 6/2/08 and 50% at 6/2/09.

(2)	The exercise price for employee stock options granted by the Company is the closing market price on the date of grant. Options granted in 2006 vest 25% per year based upon continued service and achievement of divisional or Company annual financial performance objectives. The Board of Directors established the financial performance objectives for 2006, and the Company at that time expected to achieve those objectives applicable to the named executive officers. Under generally accepted accounting principles, grant date fair value could be determined only for those options dependent upon achieving financial performance objectives for the 2006 fiscal year. Fair value for options dependent upon achieving financial performance objectives in the 2007, 2008 or 2009 fiscal years will be determined when the Board of Directors establishes those objectives.

(3)	Dr. Mackay’s award was valued in Canadian currency and converted for this chart into U.S. dollars at the foreign exchange rate in effect at the beginning of 2007.

(4)	Shares of restricted stock, vesting upon continued service, 20% per year beginning on first anniversary of grant.

Outstanding Equity Awards at Fiscal 2006 Year-End

The following chart sets forth certain information with respect to the named executives concerning the equity awards outstanding as of December 31, 2006:

								Equity
								Incentive	Equity
								Plan	Incentive
								Awards:	Plan
			Equity					Number	Awards: Payout
			Incentive					of	Value of
			Plan			Number	Market	Unearned	Unearned
			Awards:			of	Value of	Shares,	Shares,
	Number of	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities	Securities			Units of	Units of	Other	Other
	Underlying	Underlying	Underlying			Stock	Stock	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	That Have	That Have	That Have
	Options	Options(1)	Unearned	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable	Unexercisable	Options(2)	Price	Date	Vested(3)	Vested	Vested	Vested

Paul B. Domorski		18,750	56,250	$20.13	6/2/12
						20,000	$400,600

Alfred G. Hansen	15,000			12.63	4/30/09
	38,800			19.90	2/18/08
	11,200			14.01	10/31/08
	40,000			14.22	2/7/13
	7,800			19.04	10/31/08
	50,000			21.70	2/5/14
	30,000			18.20	10/31/08
	3,300	9,900		15.54	2/4/11
		5,000	15,000	18.05	2/17/12

Don T. Scartz	8,000			23.50	7/25/07
	15,000			17.50	2/18/06
	16,500			18.89	2/1/08
	15,000			21.70	2/5/14
	1,600	4,800		15.54	2/4/11
		3,625	10,875	18.05	2/17/12

Neilson A. Mackay	10,000			18.89	2/1/08
	7,100			14.22	2/7/09
	7,150			21.70	2/5/14
	825	2,475		15.54	2/4/11
		1,750	5,250	18.05	2/17/12
						10,000	200,300

James S. Childress	12,000			16.19	10/27/06
	10,000			18.89	2/1/08
	7,100			14.22	2/7/09
	7,150			21.70	2/5/14
	1,700	5,100		15.54	2/4/11
		1,850	5,550	18.05	2/17/12
						10,000	200,300

Timothy C. Reis	3,000			15.66	5/4/07
	1,000			23.88	5/14/10
	1,000			13.10	3/12/13
	700			18.99	4/19/14
	100	300		13.25	3/24/11
		1,075	3,225	18.05	2/17/12

(1)	Vesting dates for option share awards that were unexercisable at December 31, 2006, with vesting subject only to service conditions, are as follows: Mr. Domorski’s option shares that will expire on June 2, 2012 will vest as to 18,750 shares on June 2, 2007; for Messrs. Hansen, Scartz and Childress, and Dr. Mackay, option shares that will expire on February 4, 2011 will vest in three equal segments on February 4 of 2007, 2008 and 2009; Mr. Reis’s option shares that will expire on March 24, 2011 will vest in three equal segments on March 24 of 2007, 2008 and 2009. For Messrs. Hansen, Scartz, Childress and Reis, and Dr. Mackay, option shares that will expire on February 17, 2012 will vest in equal segments on February 17 of 2007, 2008 and 2009, contingent upon the Company achieving performance conditions to be determined annually by the Company’s Board of Directors.

(2)	Vesting dates for performance option share awards that were unexercisable and unearned at December 31, 2006 will vest in three equal segments in each of the years 2008, 2009 and 2010 (specifically, June 2 of those years for Mr. Domorski and February 17 of those years for Messrs Hansen, Scartz, Childress and Reis, and Dr. Mackay), contingent upon the Company achieving performance conditions to be determined annually by the Board of Directors.

(3)	Vesting dates for shares of stock that had not vested at December 31, 2006 are as follows: Mr. Domorski’s shares will vest in two equal segments on June 2 of 2008 and 2009; for Dr. Mackay and Mr. Childress, the shares will vest in five equal segments on July 28, 2007, 2008, 2009, 2010 and 2011.

2006 Option Exercises and Stock Vested

The following chart sets forth certain information with respect to the named executives concerning option exercises and stock — award vesting during the year ended December 31, 2006:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting

Paul B. Domorski	—	—	—	—
Alfred G. Hansen	—	—	—	—
Don T. Scartz	23,700	$119,071	—	—
Neilson A. Mackay	6,500	4,323	—	—
James S. Childress	12,000	34,950	—	—
Timothy C. Reis	—	—	—	—

Equity Compensation Plans

The following table sets forth certain information about the Company’s equity compensation plans as of December 31, 2006:

(c)
Number of
Securities
	(a)	(b)	Remaining
	Number of	Weighted	Available for
	Securities to be	Average Exercise	Future Issuance
	Issued upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants and	Securities Reflected
Plan Category	and Rights	Rights	in Column (a))

Equity compensation plans approved by security holders	752,232	$18.20	278,851	(1)
Equity compensation plans not approved by security holders(2)	282,650	18.91	115,207

Total	1,034,882	18.39	394,058

(1)	Shares available at December 31, 2006 under the 1997 Stock Incentive Plan. Options or awards for 78,000 of these shares were granted in January 2007, but the remainder of these shares is no longer available for grant due to the expiration of the 1997 Plan.

(2)	Consists of options that are outstanding, and shares available for future issuance, under our 2000 Stock Incentive Plan. The material features of the 2000 Stock Incentive Plan are further described under “Approval of the 2007 Stock Incentive Plan — Background and Description of the 2007 Plan — The 2000 Stock Incentive Plan.”

Employment Arrangements

Payments in the Event of Certain Terminations.  The Company has entered into Executive Protection Agreements with various of its executive officers, including those named in the Summary Compensation Table, with respect to compensation in the event of termination following a change-in-control that was not approved by the Board of Directors. Rights under the agreements arise if, within two years following such a change-in-control, an officer’s employment is terminated involuntarily (other than for cause or as a result of disability or death), or voluntarily due to Company-initiated adverse changes in duties, compensation or benefits, or change in principal location for the performance of the officer’s duties. In those circumstances, the affected officer would be entitled to a lump-sum payment of the discounted value of three years’ salary, continuation of health and life insurance benefits for one year, and full vesting of any then-outstanding stock options.

In addition to the arrangements described in the preceding paragraph, the Company’s agreement with Mr. Domorski also provides for similar benefits in the event the termination follows a change-in-control approved by the Board, but limited to two years’ salary, and in the event of other involuntary or constructive terminations (other than for cause or as a result of disability or death), but in that case limited to one year’s salary.

Had the events triggering rights under the various Executive Protection Agreements occurred on the last day of 2006, the following named executive officers would have been entitled to the following benefits:

Mr. Domorski:  Lump-sum payment of $1,061,546, $736,182, or $383,361, depending on whether the circumstances entitled him to three, two or one years’ payment of salary (as specified above); immediate vesting of otherwise-unvested options to acquire 75,000 shares with an exercise price of $20.13, as compared with the closing market price of the Company’s common stock on December 30, 2006 of $20.03; and one-year’s continuation of health and life insurance benefits having an estimated value of $20,357.

Mr. Scartz:  Lump-sum payment of $736,182; immediate vesting of otherwise-unvested options to acquire 19,300 shares of common stock, having a value, net of the exercise price, of $50,262 based on the closing market price of the Company’s common stock on December 30, 2006 of $20.03; and one-year’s continuation of health and life insurance benefits having an estimated value of $18,624.

Mr. Reis:  Lump-sum payment of $505,296; immediate vesting of otherwise-unvested options to acquire 4,600 shares of common stock, having a value, net of the exercise price, of $10,548 based on the closing market price of the Company’s common stock on December 30, 2006 of $20.03; and one-year’s continuation of health and life insurance benefits having an estimated value of $20,108.

Mr. Childress:  Lump-sum payment of $626,047; immediate vesting of otherwise-unvested options to acquire 12,500 shares of common stock, having a value, net of the exercise price, of $37,551 based on the closing market price of the Company’s common stock on December 30, 2006 of $20.03; and one-year’s continuation of health and life insurance benefits having an estimated value of $18,868.

Dr. Mackay:  Lump-sum payment of $749,469; immediate vesting of otherwise-unvested options to acquire 9,475 shares of common stock, having a value, net of the exercise price, of $24,973 based on the closing market price on of the Company’s common stock on December 30, 2006 of $20.03; and one-year’s continuation of health and life insurance benefits having an estimated value of $20,108.

In addition to the foregoing benefits under the Executive Protection Agreements, certain vested benefits under the Company’s defined contribution retirement plan and its 401(k) plan are not currently payable to the individual except upon separation from employment, regardless of cause, but are available to the named executive officers on the same terms and conditions as all other employees. These amounts arise from

Company and employee contributions made throughout the period of an individual’s employment with the Company, as well as from earnings on the investment accounts available under the plans. Both Company and individual contributions have been included in Summary Compensation Tables for the individuals appearing in that Table for the relevant years.

Retirement Arrangements with Former CEO.  Mr. Hansen retired as the Company’s President and CEO on June 2, 2006, but is continuing his employment as Senior Adviser to the Board and CEO. The Company has agreed to continue this arrangement through July 2008, at a salary of $225,000 per year. The Company also agreed that Mr. Hansen would participate in the Executive Incentive Compensation Plan for 2006, based on his actual salary earnings during the year, and the resulting payment is included in the Summary Compensation Table. Mr. Hansen is not receiving any health insurance or other benefits, except continued use of a leased automobile through the current lease expiration date, participation for 2006 under the Retirement Benefit Plan, and travel expenses for participation by him and his spouse in specified annual aeronautics-related events. His previously awarded stock options will continue to vest in accordance with their original terms during the course of his continued employment, but he is not receiving additional option shares. Upon final termination of employment, Mr. Hansen will also be entitled to receive his accumulated account balance under the Company’s defined contribution retirement plan, for which contributions have been made over time on the same terms and conditions as those applying to all other employees.

Officers’ Deferred Compensation Plan.  The Company maintains its Officers’ Deferred Compensation Plan under which certain senior personnel, including the executive officers, may elect to defer payment of compensation that they are otherwise entitled to receive in cash. Until paid, deferred amounts accrue interest, compounded semi-annually, at the prime rate for commercial borrowers established from time to time by a named commercial bank. Currently, that rate is 8.25% per annum. Deferred amounts, together with earnings, are paid upon retirement or other termination of the officers’ employment, or at another date specified by the individual at the time the deferrals are authorized, or thereafter subject to tax-law limitations on the timing and nature of further extensions of the payment dates. Mr. Childress deferred under this Plan a portion of his 2006 compensation reflected in the Summary Compensation Table.

APPROVAL OF THE 2007 STOCK INCENTIVE PLAN

The Board of Directors is seeking shareholder approval of the EMS Technologies, Inc. 2007 Stock Incentive Plan (the “2007 Plan”), which was adopted by the Board on February 9, 2007, subject to approval by the shareholders. The 2007 Plan replaces the 1997 Stock Incentive Plan, which was a similar plan that expired in January 2007. Initially, the 2007 Plan would be used for grants to executive officers, and for automatic grants to non-employee directors. The Company also currently maintains the 2000 Stock Incentive Plan (the “2000 Plan”), which is used exclusively for grants to key employees who are not executive officers. The 2000 Plan has only 70,607 shares currently available for option, and in any event will expire in 2010. As a result, it is intended that in future years the 2007 Plan would also be used for grants to those non-officer employees.

As adopted by the Board, the 2007 Plan provides for grants of up to 2,000,000 shares, of which no more than 350,000 may be in the form of restricted stock awards. As discussed further under “Approval of the 2007 Stock Incentive Plan,” it is expected that these numbers would be adequate for the ten-year life of the Plan.

The Company’s Equity-Based Compensation Policies and Expectations

Both the Compensation Committee and the Company’s senior management believe that equity-based incentives are a critical element of effective compensation plans for the managerial and senior technical, production, sales and administrative personnel of small-capitalization technology companies. However, the Company also understands shareholder concern for potential dilution of their interests, and growing emphasis on links between compensation and financial performance, and on ownership of actual issued shares by executive personnel. Use of options has also been affected by accounting rule changes that require a compensation expense for option grants.

As a result of these various factors, over the past three years the Company and two Committees of its Board of Directors — the Compensation Committee (which administers option grants to executive officers) and the Stock Incentive Plan Committee (which administers grants to other employees) — have reduced the total number of shares optioned. They have also focused option grants on fewer personnel who are in positions and at compensation levels for which options or other equity-based compensation is typically an important compensation element.

The following chart shows the number of shares optioned in 2007 to the specified individuals or groups of employees under both the 1997 and 2000 Plans, and also shows the number of shares to be optioned automatically to non-employee directors on an annual basis under the 2007 Plan. The fair values shown reflect the Company’s potential compensation charges over the life of the options, assuming the optionees meet all continuing-service requirements, based on the actual amounts being recorded, in accordance with SFAS 123(R), with respect to employee grants, and a fair value based on an assumed market share price of $20 on the date of grant for the potential automatic grants to non-employee directors.

	2007 Grants
	Number of	Fair
	Shares	Value

Paul B. Domorski	25,000	$249,200
Don T. Scartz	15,000	149,520
Timothy C. Reis	7,500	74,760
James S. Childress	10,000	99,680
Neilson A. Mackay	10,000	99,680
All other executive officers (2 people)	7,500	74,760
All non-employee directors as a group (7 people)	35,000	462,945
All other employees as a group (61 people)	44,800	455,930

Totals	154,800	$1,666,475

The shares optioned to officers and other employees during 2007 constitute 0.8% of the Company’s outstanding shares, and when combined with the automatic option grants to non-employee directors would constitute 1.0% of the outstanding shares. The Company does not anticipate further grants during 2007 to existing directors, officers or employees, although it is likely that additional options will be granted in connection with the initial employment of new senior personnel, and would automatically be granted in the event we add non-employee members to the Board of Directors.

The Company and its Compensation and Stock Incentive Plan Committees currently expect that patterns of option grants in the foreseeable future will be similar to those for 2007, subject to the effects of growth in the number of employees. The Board has included 2,000,000 shares in the 2007 Plan, or approximately 12.5% of the outstanding shares. This amount, together with the 115,207 shares remaining to be optioned under the 2000 Plan, are intended and currently expected to provide the shares to be optioned or awarded as restricted stock over the ten-year life of the 2007 Plan.

The following are important provisions of the 2007 Plan, or are policies and expectations of the Compensation Committee, the Stock Incentive Committee, and the Company’s senior management concerning equity-based compensation. They are intended to assure that the Company’s equity-based compensation program achieves its purposes of attracting and motivating key personnel, at a fair cost and on terms that are viewed by the shareholders as fair and appropriate by current standards.

•	The Company’s aggregate use of shares under the 2007 Plan (including shares automatically granted to new and re-elected non-employee Board members) is not expected to exceed 1.5% of outstanding shares per year, plus up to 0.5% used solely for the purpose of attracting new executive officers and other key personnel.

•	Under the 2007 Plan, the Company may not grant options at exercise prices below fair market value on the date of grant.

•	The Company does not use as a grant date any date other than the date of actual Committee action (except in the case of options granted effective on a future date when a newly recruited employee commences employment).

•	Under the 2007 Plan, except with future shareholder approval, the Company may not reprice outstanding options, or grant new options to replace outstanding underwater options.

Background and Description of the 2007 Plan

The 2007 Plan was adopted by the Board in February 2007, but is expressly subject to shareholder approval. It provides for the grant of options to purchase common stock (“Options”), and for the issuance of shares of common stock (“Awards”) that are subject to restrictions, including the possibility of forfeiture under certain circumstances The 2007 Plan will expire on the tenth anniversary of its approval by the shareholders, but Options or Awards granted prior to that date will remain in effect according to their terms.

The 2007 Plan provides for the issuance of up to 2,000,000 shares of common stock upon exercise of Options or grant of Awards, subject to adjustment upon changes in capitalization. Of these available shares, up to 350,000 may be granted as restricted stock Awards, and no more than 80,000 may be optioned to a single participant during a single calendar year. For the purpose of calculating the shares remaining available for issue under the Plan, shares that have been optioned or awarded but thereafter forfeited are not considered as having been optioned or awarded and are available for future Options or Awards. However, shares that are either withheld or surrendered in payment of the exercise price of Options or of withholding taxes related to an Option or Award are nonetheless considered to have been optioned or awarded and are not available for future Options or Awards.

Potential Recipients of Newly Authorized Shares.  The persons eligible to receive Options or Awards under the 2007 Plan include the Company’s non-employee directors (currently consisting of seven individuals) and all of its employees (currently consisting of approximately 1,000 persons), although under the Company’s current practice, options have been granted in 2007 to 69 employees. As is discussed more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Committee believes that regular annual Option grants, in amounts related to an officer’s base salary and level of responsibility, constitute a competitively appropriate and effective method of long-term incentive compensation. The Committee’s approach is reflected in the Option grants reported in the preceding tables headed “2007 Grants” and “2006 Grants of Plan-Based Awards.”

New Plan Benefits.  If the 2007 Plan is approved, each of the non-employee directors would annually receive an Option for 5,000 shares. For 2007, these Options would aggregate 35,000 shares. The number of other Options and Awards, if any, that an individual may receive under the 2007 Plan is at the discretion of the committees administering the 2007 Plan and therefore cannot be determined at this time. However, amounts actually granted during 2007 under the 1997 and 2000 Plans are detailed in the chart preceding table headed “2007 Grants,” and we currently expect these amounts to be indicative of future grant practices.

The 2000 Stock Incentive Plan.  In 2000, the Board established the 2000 Stock Incentive Plan (the “2000 Plan”) as a separate option plan to be used only for grants to non-executive employees. Because the 2000 Plan was not intended for use for grants to executive officers or directors, it has not been submitted to the shareholders for their approval.

The 2000 Plan is substantially identical to the 2007 Plan, except that the number of shares authorized is 1,000,000, and it contains no provisions for automatic option grants to the non-employee directors. During 2005 and 2006, an aggregate of 31,400 and 36,000 shares, respectively, were granted to 60 and 70 employees. For 2007, grants of a total of 44,800 shares have been made to 61 employees.

The 2000 Plan has 70,407 shares available for grant after making the 2007 grants. The 2000 Plan cannot be used for key employee grants after those shares are exhausted, or after its expiration in 2010. The Company expects to continue to use it for grants to key employees who are not executive officers until its expiration or exhaustion of the available shares, and after that will use the 2007 Plan for such grants.

Other Provisions of the 2007 Plan.  The Compensation Committee would administer the 2007 Plan with respect to the participation of directors and executive officers, and the Stock Incentive Plan Committee would administer it with respect to the participation of other employees. The Compensation Committee consists solely of directors who are “non-employee directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Under this Rule as currently in effect, such directors are those who are not currently officers or employees of the Company or its subsidiaries, and who do not receive compensation for services (except as a director), or otherwise have an interest in business transactions or relationships, requiring proxy statement disclosure. The Stock Incentive Committee, which would administer the 2007 Plan with respect to persons other than executive officers and directors, includes the Company’s President and CEO, as well as a majority of other Board members who are non-employee directors.

Each of the responsible Committees has the authority to determine the terms of Options and Awards to the extent not inconsistent with Plan requirements, to interpret the Plan, to adopt and amend rules relating to it, and to amend or replace outstanding Options and Awards, subject to grantee approval and Plan requirements. The Plan provides that Committee members shall not be liable to any person for any actions taken in good faith.

The Board of Directors has the right at any time to terminate or amend the 2007 Plan, but without the holder’s consent no such action may terminate Options already granted or otherwise affect the rights of any holder of an outstanding Option or of shares issued pursuant to an Award. Also, under rules of The NASDAQ Stock Market, Inc., no material amendments may be made to the Plan without shareholder approval. In any event, the Plan specifically provides that, except with shareholder approval, it may not be amended to materially increase the total number of available shares, and the provisions governing automatic grants of Options to non-employee directors may not be amended more frequently than once every six months.

Stock Options Granted under the 2007 Plan.  The Company receives no consideration upon the granting of an Option. Options may be granted either as incentive stock options (which qualify for certain favorable tax consequences, as discussed further in this Proxy Statement under “Federal Income Tax Consequences”) or as non-qualified stock options. The appropriate Committee determines the number of shares, exercise price, term, any conditions on exercise, consequences of any termination of employment, and other terms of each Option. In the case of an Option intended to be an incentive stock option, the term may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of the common stock on the date of grant. With respect to non-qualified stock options, there is no limit on the term, but the exercise price may not be less than 100% of fair market value on the date of grant.

Under accounting rules first applicable to the Company in 2006, significant compensation expense is incurred by the Company in connection with option grants. The amount of the expense is determined at the time of grant, and is recognized over the period of continued employment that is required for the option to become exercisable. The Company and the Compensation and Stock Incentive Committees consider this expense in determining the number and terms of options granted.

The 2007 Plan provides that outstanding options may not be repriced to a lower exercise price, nor may options be surrendered in exchange for new options exercisable at a lower price, except in either case with shareholder approval.

The exercise price (together with any applicable taxes) is payable in full upon exercise, and payment may be made in cash, by delivery (or withholding in lieu of delivery) of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. The market value per share of the common stock on March 29, 2007, was $19.30, as determined by reference to the closing sales price as reported in The NASDAQ Stock Market.

Options granted under the 2007 Plan may not be transferred by an optionee other than by will or by the laws of descent and distribution, or pursuant to certain orders which may be issued in connection with a divorce proceeding, or, in the discretion of the appropriate Committee, to family members or family trusts or similar estate-planning entities.

Options for Non-Employee Directors.  Each current member of the Board of Directors who is not an employee of the Company or any subsidiary has previously been granted an Option under the 1997 Plan for the purchase of 15,000 shares of common stock, and similar grants would automatically be made under the 2007 Plan to future non-employee directors added to the Board while the 2007 Plan remains in effect. These Options under the 2007 Plan would become exercisable as to 3,000 shares on the date six months following the date of grant and as to an additional 3,000 shares on each of the first through fourth anniversaries of such six-month date. Under the 2007 Plan, each non-employee director also would receive, upon each reelection to each annual term, a grant of Options for 5,000 shares, each of which becomes exercisable six months after the date of grant.

The Options automatically granted to directors would each have an exercise price equal to the fair market value of the common stock on the date of grant. They would become immediately exercisable in the event of a third-party tender or exchange offer for the Company’s common stock, or if any person becomes the beneficial owner of 50% or more of the outstanding common stock. The exercise price (together with any applicable taxes) could be paid in cash, by shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these Options would terminate and be forfeited to the extent that they were not exercisable at that time. Once exercisable, these Options would be non-forfeitable and would remain exercisable until the sixth anniversary of the date of grant. Under applicable accounting rules, compensation expense is incurred by the Company over the vesting period of the automatic director Options.

If the 2007 Plan is approved by the shareholders, and if the Board’s nominees are elected at the Annual Meeting, each of the members of the Board other than Mr. Domorski will automatically receive an Option for 5,000 shares.

Awards of Restricted Shares.  The recipient of an Award would be issued shares of common stock (“Restricted Shares”) in consideration of services performed or to be performed as a condition to the lapse of specified restrictions, but would not make any monetary payment to the Company. The Company believes that Restricted Shares can be a valuable tool in particular circumstances, for example as a method of quickly providing an officer or employee with both the risks and potential benefits associated with full equity ownership. In addition, because comparable value can be provided with a smaller number of issued shares using Restricted Shares rather than Options, the Compensation Committee expects that from time to time in the future it will consider the appropriateness of using limited Awards of Restricted Shares for a portion of the Options that it believes otherwise should be granted.

Each Award would be governed by a restriction agreement containing such conditions and restrictions applicable to the Restricted Shares as the appropriate Committee may determine. The restrictions may include forfeiture of some or all of the Restricted Shares in certain circumstances, such as termination of employment, and the Committee could require that Restricted Shares be held by the Company or in escrow pending the lapse of restrictions. Until any restrictions have lapsed, the Restricted Shares would not be transferable except by the laws of descent and distribution or pursuant to certain orders that may be issued in connection with a divorce proceeding. Unless the appropriate Committee determines otherwise, recipients of Restricted Shares would have the right to vote the shares and to receive any dividends or distributions made with respect to them.

An Award of Restricted Shares would result in a compensation expense to the Company in an amount equal to the fair market value of the Restricted Shares (calculated without considering the restrictions imposed in connection with the Award) at the time of the Award. Such expense may be recognized ratably over the period during which the restrictions continue in effect.

Federal Income Tax Consequences

Non-Qualified Stock Options.  No taxable income is recognized by the optionee upon the grant of a non-qualified stock option. When a non-qualified stock option is exercised, the optionee recognizes income in the amount of the aggregate fair market value of the shares received upon exercise, less the aggregate amount paid for those shares, and the Company may deduct as an expense the amount of income so recognized by the optionee, provided that the Company satisfies certain tax withholding requirements. The holding period of the acquired shares begins upon the exercise of the Option, and the optionee’s basis in the shares is equal to the fair market value of the acquired shares on the date of the exercise.

If the optionee pays all or part of the purchase price by delivering to the Company shares of common stock, there are no federal income tax consequences to the optionee or the Company to the extent of the number of shares so delivered. As to any additional shares issued, the optionee recognizes income equal to the aggregate fair market value of the additional shares received, less any cash paid to the Company, and the Company is allowed to deduct the amount of such income, provided that the Company satisfies certain tax withholding requirements. The holding period and basis of the new shares, to the extent of the number of old shares delivered, is the same as for the old shares. The holding period for the additional shares begins on the date the Option is exercised, and the basis in those additional shares is equal to their fair market value on the date of exercise.

Incentive Stock Options.  There are no federal income tax consequences to an optionee or to the Company on the granting of an incentive stock option. When an optionee exercises an incentive stock option, the optionee will not recognize any taxable income at that time (although the exercise may impact the optionee’s alternative minimum tax calculation), and the Company will not be entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the Option was granted and one year after it was exercised. The Company will not be entitled to a tax deduction if the optionee satisfies these holding-period requirements. The federal income tax advantage to the holder of incentive stock options who meets the holding-period requirements is a deferral, until the acquired stock is sold, of taxation of any increase in the stock’s value from the time of grant of the Option to the time of its exercise, and taxation of such gain, at the time of sale, as capital gain rather than ordinary income.

If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the option price; any increase in the value of the optioned stock subsequent to exercise is long or short-term capital gain to the optionee, depending on the optionee’s holding period for the stock. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee may recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the Company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

For the purpose of calculating tax upon disposition where stock is surrendered in payment of the option price, the capital gains holding period and basis of the new shares, to the extent of the old shares surrendered, is the same as for the old shares; the holding period for the additional shares (that is, the shares received on exercise in excess of the old shares surrendered) begins on the date the Option is exercised, and such additional shares have a basis equal to the amount, if any, of the price of the optioned stock paid in cash.

Awards of Restricted Shares.  At the time of an Award a recipient may elect to recognize taxable income equal to the fair market value of the Restricted Shares (computed without regard to the adverse effect on market value of any restrictions) on the date of issuance. If such an election is made by the recipient, the Company will be entitled at that time to a deduction equal to the amount of taxable income recognized by the recipient. In the absence of such an election, a recipient of Restricted Shares will not recognize taxable income until the restrictions imposed with respect to the Award lapse. At that time, the recipient will recognize income equal to the fair market value of the Restricted Shares on the date the restrictions lapse and the Company will obtain a corresponding deduction. The amount of income recognized by a recipient of Restricted Shares will constitute the basis of his or her shares for income tax purposes.

The grantee of an Award is required to provide for the payment of withholding taxes at the time his or her Award results in taxable income. In the discretion of the Committee, an award may provide for a payment of taxes by delivering already-owned shares of common stock, or by authorizing the Company to withhold and cancel a portion of the Restricted Shares, in each case based on the fair market value of the common stock at that time.

Vote Required and Recommendation of the Board

The 2007 Plan is being submitted for shareholder approval pursuant to the requirements of the Plan, of The NASDAQ Stock Market, Inc., and of Sections 162(m) and 422 of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the Company’s tax deduction for compensation expense for any one executive officer to $1 million per year, except that compensation under certain shareholder-approved incentive compensation plans is not subject to this limit; the 2007 Plan is structured with respect to option grants to conform with the exception to Section 162(m), if the Plan receives shareholder approval. Section 422 of the Internal Revenue Code requires shareholder approval in order for Options under the Plan to be treated as incentive stock options. See Federal Income Tax Consequences — Incentive Stock Options, preceding.

The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting and voting on the matter is required to approve the 2007 Plan, assuming the presence of a quorum. Abstentions and broker non-votes will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” approval of the EMS Technologies, Inc. 2007 Stock Incentive Plan.

AUDIT MATTERS

Audit Committee

The Audit Committee of the Board of Directors is responsible for providing independent oversight of the Company’s accounting and financial reporting functions and internal controls, as set out in its written Charter, which was last revised in February 2004. The Committee has considered its Charter, and has determined that the Charter is adequate for the purposes of providing the Committee with the responsibilities and authority appropriate for its role in the Company’s corporate governance structure and under applicable requirements of the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. listing standards. This Committee’s Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.”

During 2006, the Audit Committee comprised four members, each of whom was and is “independent” as defined by the NASDAQ listing standards. Mr. Buerger is Chairman of the Committee, and has been determined by the Board to be, by virtue of his professional training and experience, an “audit committee financial expert” within the meaning of the SEC’s regulations under the Sarbanes-Oxley Act of 2002. The Committee held nine formal meetings during the year, and its Chairman also consulted on various occasions during the year with members of the internal accounting staff and with the independent auditors.

The Audit Committee has furnished the following report on its activities:

Management is responsible for the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon. The Audit Committee has responsibility for monitoring and oversight as set out in its Charter.

The Audit Committee has met with management and KPMG LLP to review and discuss the December 31, 2006 consolidated financial statements. The Audit Committee has also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent registered public accounting firm the firm’s independence.

Based upon the Audit Committee’s discussions with management and KPMG LLP, and the Audit Committee’s review of the representations and disclosures of management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

Management is responsible for the Company’s financial reporting process, including its internal control, over financial reporting, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Our oversight includes review of financial materials and audit information provided by management or the auditors, and specific inquiry concerning matters that we identify as warranting additional investigation or consideration. Our considerations and discussions with management and the independent auditors have led us to conclude: that the Company’s financial statements are presented in accordance with U.S. generally accepted accounting principles; that the audit of our Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States); and that our Company’s independent registered public accounting firm is in fact “independent.” However, our oversight role, and our reviews, discussions and consideration, do not enable us either to guarantee that these conclusions are in fact correct, or to assure the non-existence of additional facts or other information that could cause us to reach a different conclusion as to any of these matters.

Submitted by the members of the Audit Committee:

Hermann Buerger (Chairman)
Francis J. Erbrick
John R. Kreick
John B. Mowell

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP acted as the Company’s principal independent registered public accounting firm during the last fiscal year, and has been appointed by the Audit Committee to continue to act as such during the current fiscal year, subject to shareholder ratification. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

Fees for the Audit and Other Services Provided by the Independent Registered Public Accounting Firm

The following table presents fees billed for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005, as well as fees for other services provided by KPMG LLP for those same periods:

	2006	2005

KPMG LLP
Audit fees(1)	$2,391,000	2,100,000
Audit-related fees(2)	—	8,500
Tax fees(3)	86,000	86,000

Total	$2,477,000	2,194,500

(1)	Audit fees include fees for the annual financial statement audit, audit of internal control over financial reporting, quarterly reviews, and fees for other audit or attestation services required by statute or regulation. Audit fees also include services related to the filing of a Registration Statement on Form S-3.

(2)	Fees related to audits of employee benefit plans.

(3)	Tax fees paid to KPMG LLP were primarily for tax consultation and tax compliance services in the U.S.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee seeks to pre-approve all services provided by the Company’s independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, and all such services provided in 2006 were pre-approved.

Under the policy, the full Committee must pre-approve all audit and audit-related services. However, the Audit Committee has authorized its chairman to act on the Committee’s behalf to grant pre-approval of non-audit services, subject to reporting approvals to the Committee. Non-audit services typically include tax compliance, tax planning and related tax services, assistance and consultation on questions raised by regulatory-agency registration statements, attest services required by statute or regulation, and audits of our employee benefit plans. For each proposed service, the independent registered public accounting firm is required to provide sufficient description of its services at the time of approval to permit the Audit Committee or its Chairman to make a determination whether the provision of such services would impair the independent registered public accounting firm’s independence.

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s 2007 financial statements and internal controls, subject to ratification by a majority of the shares represented and voting on the matter at the Annual Meeting. The Company’s auditors are appointed annually by the Audit Committee, based on a review of the qualifications, independence, past performance and quality controls of the auditor. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with the Company’s internal audit and finance staffs, as well as the estimated audit fees for the coming year. KPMG LLP is considered by management to be well qualified to serve as independent auditor.

In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of KPMG LLP, it is contemplated that the firm’s appointment for the fiscal year ending December 31, 2007 will be permitted to stand unless the Audit Committee finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board of Directors select other auditors for the following year.

The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting and voting on the matter is required to ratify the appointment of KPMG LLP, assuming the presence of a quorum. Abstentions and broker non-votes will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2007.      .

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company’s common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company’s common stock on Form 3 is due at the time such person becomes subject to the reporting requirement, and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. In June 2006, the following forms were filed late by company personnel whose responsibility it was to assist the named officers and directors in making timely filings: Forms 5 for executive officers reporting 2005 purchases of stock through the employee stock purchase plan, Forms 4 for executive officers receiving annual grants of employee stock options, Forms 4 for directors receiving a portion of their quarterly retainer and meeting fees in the first quarter in the form of deferred stock units, and Forms 4 for directors receiving automatic grants of options upon election or re-election to the Board. After revising its processes at mid-year to assist its executive officers and directors with their filings, the Company believes that all subsequent forms required to be filed by reporting persons were filed on a timely basis.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of the Company’s Proxy Statement and Annual Report to the shareholders’ address unless contrary instructions were given by any shareholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future, and save the Company the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by calling 1-800-542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to: EMS Technologies, Inc., Investor Relations, 660 Engineering Drive, Norcross, GA 30092, or contact Investor Relations at 770-263-9200.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report (including exhibits) for the fiscal year ended December 31, 2006 is available through the Company’s website at www.ems-t.com. A printed copy of the Annual Report (excluding exhibits) may be obtained, free of charge, upon written request by any shareholder to EMS Technologies, Inc., Attn: Don T. Scartz, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia
April 9, 2007

APPENDIX A
As adopted February 9, 2007,
For Shareholder Approval May 19, 2007
EMS TECHNOLOGIES, INC.
2007 STOCK INCENTIVE PLAN

TABLE OF CONTENTS (Cont’d)

EMS TECHNOLOGIES, INC.
2007 STOCK INCENTIVE PLAN
ARTICLE I
DEFINITIONS
          As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:
     (a) “Award” shall mean a grant of Restricted Stock.
     (b) “Board” shall mean the Board of Directors of the Company.
     (c) “Code” shall mean the United States Internal Revenue Code of 1986, as amended, including effective date and transition rules (whether or not codified). Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
     (d) “Committee” shall mean a committee of at least two Directors appointed from time to time by the Board, having the duties and authority set forth herein in addition to any other authority granted by the Board; provided, however, that with respect to any Options or Awards granted to an individual who is also an Officer or Director, the Committee shall consist of at least two Non-Employee Directors (who need not be members of the Committee with respect to Options or Awards granted to any other individuals), and all authority and discretion shall be exercised by such Non-Employee Directors, and references herein to the “Committee” shall mean such Non-Employee Directors insofar as any actions or determinations of the Committee shall relate to or affect Options or Awards made to or held by any Officer or Director.
     (e) “Company” shall mean EMS Technologies, Inc., a Georgia corporation.
     (f) “Director” shall mean a member of the Board.
     (g) “Employee” shall mean any employee of the Company or

any Subsidiary of the Company.
     (h) “Employer” shall mean the corporation that employs a Grantee.
     (i) “Fair Market Value” of the shares of Stock on any date shall mean
(i) the closing sales price, regular way, or in the absence thereof the mean of the last reported bid and asked quotations, on such date on the exchange having the greatest volume of trading in the shares during the thirty-day period preceding such date (or if such exchange was not open for trading on such date, the next preceding date on which it was open); or
(ii) if there is no price as specified in (i), the final reported sales price, or if not reported in the following manner, the mean of the closing high bid and low asked prices, in the over-the-counter market for the shares as reported by the National Association of Securities Dealers Automatic Quotation System or, if not so reported, then as reported by the National Quotation Bureau Incorporated, or if such organization is not in existence, by an organization providing similar services, on such date (or if such date is not a date for which such system or organization generally provides reports, then on the next preceding date for which it does so); or
(iii) if there also is no price as specified in (ii), the price determined by the Committee by reference to bid-and-asked quotations for the shares provided by members of an association of brokers and dealers registered pursuant to subsection 15(b) of the 1934 Act, which members make a market in the shares, for such recent dates as the Committee shall determine to be appropriate for fairly determining current market value; or
(iv) if there also is no price as specified in (iii), the amount determined in good faith by the Committee based on such relevant facts, which may include opinions of independent experts, as may be available to the Committee.
     (j) “Grantee” shall mean an Employee, former employee or other person who is an Optionee or who has received an Award of Restricted Stock.
     (k) “ISO” shall mean an Option that complies with and is subject to the terms, limitations and conditions of Code section 422 and any regulations promulgated with respect thereto.
     (l) “1934 Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     (m) “Non-Employee Director” shall have the meaning set forth for such term or corresponding concept in Rule 16b-3 under the 1934 Act, as the same may be in effect from time to time, or in any successor rule thereto, and shall be determined for all purposes under the Plan according to interpretative or “no-action” positions with respect thereto issued by the Securities and Exchange Commission or its staff; provided, however, that to the extent it is determined and intended that Options qualify as “performance-based compensation” within the meaning of section 162(m) of the Code, a person shall be a “Non-Employee Director” only if he or she is also an “outside director” within the meaning of such section 162(m).
     (n) “Officer” shall mean a person who constitutes an officer of the Company for the purposes of Section 16 of the 1934 Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions, and interpretative or “no-action” positions with respect thereto of the Securities and Exchange Commission or its staff, as the same may be in effect or set forth from time to time.
     (o) “Option” shall mean a contractual right to purchase Stock granted pursuant to the provisions of Article VI hereof.
     (p) “Option Agreement” shall mean an agreement between the Company and an Optionee setting forth the terms of an Option.
     (q) “Optionee” shall mean a person to whom an Option has been granted hereunder.

     (r) “Option Price” shall mean the price at which an Optionee may purchase a share of Stock pursuant to an Option.
     (s) “Parent”, when used with respect to any subject corporation, shall mean any other corporation that owns stock possessing 50% or more of the total combined voting power of all classes of stock of the subject corporation or that owns such stock of another corporation in an unbroken chain of corporations having such ownership of the stock of another corporation and ending with the subject corporation.
     (t) “Plan” shall mean the 2007 Stock Incentive Plan of the Company.
     (u) “Purchasable,” when used to describe Stock, shall refer to Stock that may be purchased by an Optionee under the terms of this Plan on or after a certain date specified in the applicable Option Agreement.
     (v) “Qualified Domestic Relations Order” shall have the meaning set forth in the Code or in the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated under the Code or such Act.
     (w) “Restricted Stock” shall mean Stock issued, subject to restrictions, to an Employee pursuant to Article VII hereof.
     (x) “Restriction Agreement” shall mean the agreement setting forth the terms of an Award, and executed by a Grantee as provided in Section 7.1 hereof.
     (y) “Stock” shall mean the $.10 par value common stock of the Company or, in the event that the outstanding shares of such stock are hereafter changed into or exchanged for shares of a different class of stock or securities of the Company or some other corporation, such other stock or securities.
     (z) “Subsidiary”, when used with respect to any subject corporation, shall mean any other corporation as to which the subject corporation is a Parent.

ARTICLE II
THE PLAN
     2.1 Name. This plan shall be known as the “EMS Technologies, Inc. 2007 Stock Incentive Plan.”
     2.2 Purpose. The purpose of the Plan is to advance the interests of the Company, its shareholders, and any Subsidiary of the Company, by offering certain Employees and Directors an opportunity to acquire or increase their proprietary interests in the Company. Options and Awards will promote the growth and profitability of the Company and any Subsidiary of the Company, because Grantees will be provided with an additional incentive to achieve the Company’s objectives through participation in its success and growth.
     2.3 Effective Date. The Plan shall become effective on the date of its approval by vote of a majority of the shares of the Company represented at a meeting of the shareholders at which a quorum is present.
     2.4 Termination Date. No further Options or Awards shall be granted hereunder on or after the tenth anniversary of the date on which the Plan becomes effective, but all Options or Awards granted prior to that time shall remain in effect in accordance with their terms.
ARTICLE III
ELIGIBILITY
     The persons eligible to participate in this Plan shall consist only of Directors and those Employees whose participation the Committee determines is in the best interests of the Company. However, no ISO’s may be granted, and no Options or Awards may be granted to any Director or Officer. Persons who are not Employees but who serve as directors of any Subsidiary of the Company shall also be eligible to participate in this Plan, and references herein to “Employee” shall be deemed to include any such persons to the extent appropriate for him or her to become a Grantee.
ARTICLE IV
ADMINISTRATION
     4.1 Duties and Powers of the Committee. The Plan shall be administered by the Committee. The Committee hold its meetings at such times and places as it may determine. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by unanimous written consent in lieu of a meeting, and shall have the right to meet telephonically. In administering the Plan, the Committee’s actions and determinations shall be binding on all interested parties. The Committee shall have the power to grant Options or Awards in accordance with the provisions of the Plan. Subject to the provisions of the Plan, the Committee shall have the discretion and authority to determine those individuals to whom Options or Awards will be granted, the number of shares of Stock subject to each Option or Award, such other matters as are specified herein, and any other terms and conditions of an Option Agreement or Restriction Agreement; provided, however, that the Committee may in its discretion delegate to the Chief Executive Officer of the Company, solely with respect to Employees who are not Officers, the authority to determine those individuals to whom Options will be granted and the number of shares of Stock subject to each Option, on terms and conditions and within maximum numbers of shares specified by the Committee. To the extent not inconsistent with the provisions of the Plan, the Committee shall have the authority to amend or modify an outstanding Option Agreement or Restriction Agreement, or to waive any provision thereof, provided that the Grantee consents to such action.
     4.2 Interpretation; Rules. Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan, including, without limitation, the amending or altering of any Options or Awards granted hereunder as may be required to comply with or to conform to any federal, state or local laws or regulations.
     4.3 No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Option or Award granted hereunder.
     4.4 Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

     4.5 Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.
ARTICLE V
SHARES OF STOCK SUBJECT TO PLAN
     5.1 Limitations. Shares subject to an Option or issued as an Award may be either authorized and unissued shares or shares issued and later acquired by the Company. Subject to any antidilution adjustment pursuant to the provisions of Section 5.2 hereof, the maximum number of shares of Stock that may be issued hereunder shall be 2,000,000 (of which a maximum of 350,000 shares may be issued as Restricted Stock). Shares (i) covered by any unexercised portion of an Option that has terminated for any reason, or (ii) covered by any forfeited portion of an Award (except any portion as to which the Grantee has received, and not forfeited, dividends or other benefits of ownership other than voting rights), may each again be optioned or awarded under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option or award hereunder.
     5.2 Antidilution.
     (a) In the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, stock split or stock dividend, or in the event that any spin-off, spin-out or other distribution of assets materially affects the price of the Company’s stock:
     (i) The aggregate number and kind of shares of Stock for which Options or Awards may be granted hereunder shall be adjusted proportionately by the Committee; and
     (ii) The rights of Optionees (concerning the number of shares subject to Options and the Option Price) under outstanding Options and the rights of the holders of Awards (concerning the terms and conditions of the lapse of any then-remaining restrictions), shall be adjusted proportionately by the Committee.
     (b) If the Company shall be a party to any reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its discretion, may:
     (i) notwithstanding other provisions hereof, declare that all Options granted under the Plan shall become exercisable immediately notwithstanding the provisions of the respective Option Agreements regarding exercisability, that all such Options shall terminate a specified period of time after the Committee gives written notice of the immediate right to exercise all such Options and of the decision to terminate all Options not exercised within such period, and that all then-remaining restrictions pertaining to Awards under the Plan shall immediately lapse; or
     (ii) notify all Grantees that all Options or Awards granted under the Plan shall be assumed by the successor corporation or substituted on an equitable basis with options or restricted stock issued by such successor corporation.
     (c) If the Company is to be liquidated or dissolved in connection with a reorganization described in paragraph 5.2(b), the provisions of such paragraph shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause all then-remaining restrictions pertaining to Awards under the Plan to lapse, and shall cause every Option outstanding under the Plan to terminate to the extent not exercised prior to the adoption of the plan of dissolution or liquidation by the shareholders, provided that, notwithstanding other provisions hereof, the Committee may declare all Options granted under the Plan to be exercisable at any time on or before the fifth business day following such adoption notwithstanding the provisions of the respective Option Agreements regarding exercisability.
     (d) The adjustments described in paragraphs (a) through

(c) of this Section 5.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article V shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.
ARTICLE VI
OPTIONS
     6.1 Types of Options Granted. Within the limitations provided herein, Options may be granted to one Employee at one or several times or to different Employees at the same time or at different times, in either case under different terms and conditions, as long as the terms and conditions of each Option are consistent with the provisions of the Plan. Without limitation of the foregoing, Options may be granted subject to conditions based on the financial performance of the Company or any other factor the Committee deems relevant.
     6.2 Option Grant and Agreement. Each Option granted or modified hereunder shall be evidenced (a) by either minutes of a meeting or a written consent of the Committee, and (b) by a written Option Agreement executed (or otherwise agreed to in form satisfactory to the Committee) by the Company and the Optionee. The terms of the Option, including the Option’s duration, time or times of exercise, exercise price, whether the Option is intended to be an ISO, and whether the Option is transferable under paragraph 6.8(b), shall be stated in the Option Agreement. Separate Option Agreements shall be used for Options intended to be ISO’s and those not so intended, but any failure to use such separate Agreements shall not invalidate, or otherwise adversely affect the Optionee’s rights under and interest in, the Options evidenced thereby.
     6.3 Optionee Limitations. The Committee shall not grant an ISO to any person who, at the time the ISO would be granted:
     (a) is not an Employee; or
     (b) owns or is considered to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Employer, or any Parent or Subsidiary of the

Employer; provided, however, that this limitation shall not apply if at the time an ISO is granted the Option Price is at least 110% of the Fair Market Value of the Stock subject to such Option and such Option by its terms would not be exercisable after the expiration of five years from the date on which the Option is granted. For the purpose of this paragraph (b), a person shall be considered to own (i) the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants, (ii) the stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust in proportion to such person’s stock interest, partnership interest or beneficial interest therein, and (iii) the stock which such person may purchase under any outstanding options of the Employer or of any Parent or Subsidiary of the Employer.
     6.4 Certain Limitations
     (a) Limitation on Number of Shares. No Optionee shall be granted, during any calendar year, Options to purchase in excess of 80,000 shares of stock.
     (b) $100,000 Limitation on ISO’s. Except as provided below, the Committee shall not grant an ISO to, or modify the exercise provisions of outstanding ISO’s held by, any person who, at the time the ISO is granted (or modified), would thereby receive or hold any incentive stock options (as described in Code section 422) of the Employer and any Parent or Subsidiary of the Employer, such that the aggregate Fair Market Value (determined as of the respective dates of grant or modification of each option) of the stock with respect to which such incentive stock options are exercisable for the first time during any calendar year is in excess of $100,000; provided, that the foregoing restriction on modification of outstanding ISO’s shall not preclude the Committee from modifying an outstanding ISO if, as a result of such modification and with the consent of the Optionee, such Option no longer constitutes an ISO; and provided that, if the $100,000 limitation described in this Section 6.4 is exceeded, an Option that otherwise qualifies as an ISO shall be treated as an ISO up to the limitation and the excess shall be treated as an Option not qualifying as an ISO. The preceding sentence shall be applied by taking options intended to be ISO’s into account in the order in which they were granted.

     6.5 Option Price. The Option Price under each Option shall be determined by the Committee. However, the Option Price shall not be less than the Fair Market Value of the Stock on the date that the Option is granted (or, in the case of an ISO that is subsequently modified, on the date of such modification).
     6.6 Exercise Period. The period for the exercise of each Option granted hereunder shall be determined by the Committee, but the Option Agreement with respect to each Option intended to be an ISO shall provide that such Option shall not be exercisable after a date not more than ten years from the date of grant (or modification) of the Option. In addition, no Option granted to an Employee who is also an Officer or Director shall be exercisable prior to the expiration of six months from the date such Option is granted, other than in the case of the death or disability of such Employee.
     6.7 Option Exercise.
     (a) Unless otherwise provided in the Option Agreement, an Option may be exercised at any time or from time to time during the term of the Option as to any or all whole shares that have become Purchasable under the provisions of the Option, but not at any time as to less than 100 shares unless the remaining shares that have become so Purchasable are less than 100 shares. The Committee shall have the authority to prescribe in any Option Agreement that the Option may be exercised only in accordance with a vesting schedule during the term of the Option.
     (b) An Option shall be exercised by (i) delivery to the Treasurer of the Company at its principal office of written notice of exercise with respect to a specified number of shares of Stock, and (ii) payment to the Company at that office of the full amount of the Option Price for such number of shares.
     (c) The Option Price shall be paid in full upon the exercise of the Option. The Committee may provide in an Option Agreement that, in lieu of cash, all or any portion of the Option Price may be paid by (i) tendering to the Company shares of Stock duly endorsed for transfer and owned by the Optionee, or (ii) delivering to the Company an attestation of the Optionee’s then-current ownership of a number of shares equal to the number thereby authorized to be withheld by the

Company from the shares otherwise deliverable upon exercise of the Option, in each case to be credited against the Option Price at the Fair Market Value of such shares on the date of exercise (however, no fractional shares may be so transferred, and the Company shall not be obligated to make any cash payments in consideration of any excess of the aggregate Fair Market Value of shares transferred over the aggregate Option Price).
     (d) In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Company in cash the full amount of any federal, state and local income, employment or other taxes required to be withheld from the income of such Optionee as a result of such exercise. However, in the discretion of the Committee any Option Agreement may provide that all or any portion of such tax obligations, together with additional taxes not exceeding the actual additional taxes to be owed by the Optionee as a result of such exercise, may, upon the irrevocable election of the Optionee, be paid by (i) tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Optionee, (ii) delivering to the Company an attestation of the Optionee’s then-current ownership of a number of shares equal to the number thereby authorized to be withheld by the Company from the shares otherwise deliverable upon exercise of the Option, or (iii) authorizing the Company to withhold shares of Stock otherwise issuable upon exercise of the Option, in either case in that number of shares having a Fair Market Value on the date of exercise equal to the amount of such taxes thereby being paid, in all cases subject to such restrictions as the Committee may from time to time determine, including any such restrictions as may be necessary or appropriate to satisfy the conditions of the exemption set forth in Rule 16b-3 under the 1934 Act.
     (e) The holder of an Option shall not have any of the rights of a shareholder with respect to the shares of Stock subject to the Option until such shares have been issued upon exercise of the Option.
     6.8 Nontransferability of Option.
     (a) Except as provided in paragraph 6.8(b), no Option or any rights therein shall be transferable by an Optionee other than by will or the laws of descent and distribution. During the lifetime of an Optionee, an Option granted to that Optionee shall be exercisable only by such Optionee, by such Optionee’s guardian or other legal representative, should one be appointed, or by such Optionee’s transferee permitted under paragraph 6.8(b).
     (b) The Committee may, in its discretion, provide that all or a portion of an Option (other than an ISO) may be transferred by the Optionee to (i) the spouse, children or grandchildren of the Optionee (“Immediate Family Member”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which the Optionee and or such Immediate Family Members are the only partners. Following transfer, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, including those terms and conditions governing transfer and the effect on such Option of the termination of employment of the Optionee. The Company shall have no obligation to any transferee to provide notice of any termination of an Option as a result of termination of the Optionee’s employment. The Committee may specify as a condition of any such transfer the manner in which the Optionee shall remain responsible for the payment of taxes required to be withheld as a result of the exercise of such transferred Option.
     6.9 Termination of Employment. The Committee shall have the power to specify, with respect to the Options granted to any particular Optionee, the effect upon such Optionee’s right to exercise an Option of the termination of such Optionee’s employment under various circumstances, which effect may include (but is not limited to) immediate or deferred termination of such Optionee’s rights under an Option, or acceleration of the date at which an Option may be exercised in full. With respect to an ISO, such effects shall be consistent with applicable requirements for treatment as an ISO.
     6.10 Employment Rights. Options granted under the Plan shall not be affected by any change of employment so long as the Optionee continues to be an Employee. Nothing in the Plan or in any Option Agreement shall confer on any person any right to continue in the employ of the Company or any Subsidiary of the Company, or shall interfere in any way with the right of the Company or any such Subsidiary to terminate such person’s employment at any time.

     6.11 Certain Successor Options. To the extent not inconsistent with the terms, limitations and conditions of Code section 422, and any regulations promulgated with respect thereto, an Option issued in respect of an option held by an employee to acquire stock of any entity acquired, by merger or otherwise, by the Company (or by any Subsidiary of the Company) may contain terms that differ from those stated in this Article VI, but solely to the extent necessary to preserve for any such employee the rights and benefits contained in such predecessor option, or to satisfy the requirements of Code section 424(a).
     6.12 Conditions to Issuing Option Stock. The Company shall not be required to issue or deliver any Stock upon the full or partial exercise of any Option prior to fulfillment of all of the following conditions:
     (a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed;
     (b) The completion of any registration or other qualification of such shares that the Company shall determine to be necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, or the Company’s determination that an exemption is available from such registration or qualification;
     (c) The obtaining of any approval or other clearance from any federal or state governmental agency that the Company shall determine to be necessary or advisable; and
     (d) The lapse of such reasonable period of time following exercise as shall be appropriate for reasons of administrative convenience.
     Unless the shares of Stock covered by the Plan shall be the subject of an effective registration statement under the Securities Act of 1933, as amended, stock certificates issued and delivered to Optionees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.
     6.13 Automatic Option Grants to Certain Directors.
     (a) Options for New Directors. Each person who is not an

Employee, or an employee of any Parent of the Company, shall automatically, and without any action of the Board or the Committee, be granted, on the first day on which such person serves as a Director, an Option for the purchase of 15,000 shares (subject to automatic proportionate adjustment for stock splits or stock dividends, and otherwise to proportionate adjustment by the Committee as provided in Section 5.2). Each such Option shall become exercisable as to one-fifth of the subject shares on the date that is six months after the date of grant, and as to an additional one-fifth of the subject shares on each of the first, second, third and fourth anniversaries of such six-month date.
     b) Additional Options for Continuing Service. Each person who at that time is a member of the Board but who is not an Employee, or an employee of any Parent of the Company, shall automatically and without any action of the Board or the Committee, be granted, on each date on which such person is elected to a new one-year term of service, an Option for the purchase of 5,000 shares (subject to automatic proportionate adjustment for stock splits or stock dividends, and otherwise to proportionate adjustment by the Committee as provided in Section 5.2). Each such Option shall become exercisable on the date that is six months after the date of grant.
     (c) Other Terms of Automatic Options. Each Option automatically granted under this Section 6.13 shall not be an ISO, shall not include the right to receive a Reload Option, and shall have an Option Price equal to the Fair Market Value of the Stock on the date of grant. Each such Option shall become immediately exercisable in the event a party other than the Company or any Parent or Subsidiary of the Company purchases or otherwise acquires shares of Stock pursuant to a tender offer or exchange offer for such shares, or any person or group becomes the beneficial owner (for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of 50% or more of the outstanding shares of the Stock. To the extent such an Option shall have become exercisable, it shall be non-forfeitable and shall remain exercisable until the sixth anniversary of its date of grant, but if the Grantee ceases to be a Director for any reason, any portion of such Option that is not at that time exercisable shall immediately terminate and shall not thereafter become exercisable. The Option Price for each such Option may be paid in cash or in the manners specified in the second sentence of paragraph 6.7(c) hereof. In addition, any taxes related to the exercise of each such Option may be paid in the manner contemplated in the second sentence of paragraph 6.7(d) hereof.

ARTICLE VII
RESTRICTED STOCK
     7.1 Awards of Restricted Stock. The Committee may grant Awards of Restricted Stock upon determination by the Committee, acting pursuant to the delegation hereby of the Board’s authority to make such determinations, that the value or other benefit to the Company of the services of a Grantee theretofore performed or to be performed as a condition of the lapse of restrictions applicable to such Restricted Stock, or the benefit to the Company of the incentives created by the issuance thereof, is adequate consideration for the issuance of such shares. Each such Award shall be governed by a Restriction Agreement between the Company and the Grantee. Each Restriction Agreement shall contain such restrictions, terms and conditions as the Committee shall, in its discretion, determine, and may require that an appropriate legend be placed on the certificates evidencing the subject Restricted Stock.
     Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted, provided that the Grantee has executed the Restriction Agreement governing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such shares. If a Grantee shall fail to execute the foregoing documents, within any time period prescribed by the Committee, the Award shall be null and void. At the discretion of the Committee, shares of Restricted Stock issued in connection with an Award shall be held by the Company or deposited together with the stock powers with an escrow agent designated by the Committee. Unless the Committee determines otherwise and as set forth in the Restriction Agreement, upon issuance of such shares, the Grantee shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to them.
     7.2 Non-Transferability. Until any restrictions upon Restricted Stock awarded to a Grantee shall have lapsed in a manner set forth in Section 7.3, such shares of Restricted Stock shall not be transferable other than by will or the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, nor shall they be delivered to the Grantee.
     7.3 Lapse of Restrictions. Restrictions upon Restricted

Stock awarded hereunder shall lapse at such time or times (but, with respect to any award to an Employee who is also a Director or Officer, not less than six months after the date of the Award) and on such terms and conditions as the Committee shall, in its discretion, determine at the time the Award is granted or thereafter.
     7.4 Termination of Employment. The Committee shall have the power to specify, with respect to each Award granted to any particular Employee, the effect upon such Grantee’s rights with respect to such Restricted Stock of the termination of such Grantee’s employment under various circumstances, which effect may include (but is not limited to) immediate or deferred forfeiture of such Restricted Stock or acceleration of the date at which any then-remaining restrictions shall lapse.
     7.5 Treatment of Dividends. At the time an Award of Restricted Stock is made the Committee may, in its discretion, determine that the payment to the Grantee of any dividends, or a specified portion thereof, declared or paid on such Restricted Stock shall be (i) deferred until the lapsing of the relevant restrictions, and (ii) held by the Company for the account of the Grantee until such time. In the event of such deferral, there shall be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum determined by the Committee. Payment of deferred dividends, together with interest thereon, shall be made upon the lapsing of restrictions imposed on such Restricted Stock, and any dividends deferred (together with any interest thereon) in respect of Restricted Stock shall be forfeited upon any forfeiture of such Restricted Stock.
     7.6 Delivery of Shares. Within a reasonable period of time following the lapse of the restrictions on shares of Restricted Stock, the Committee shall cause a stock certificate or certificates to be delivered to the Grantee with respect to such shares. Such shares shall be free of all restrictions hereunder, except that if the shares of stock covered by the Plan shall not be the subject of an effective registration statement under the Securities Act of 1933, as amended, such stock certificates shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

     7.7 Payment of Withholding Taxes.
     (a) The Restriction Agreement may authorize the Company to withhold from compensation otherwise due to the Grantee the full amount of any federal, state and local income, employment or other taxes required to be withheld from the income of such Grantee as a result of the lapse of the restrictions on shares of Restricted Stock, or otherwise as a result of the recognition of taxable income with respect to an Award. At the time of and as a condition to the delivery of a stock certificate or certificates pursuant to Section 7.6, the Grantee shall pay to the Company in cash any balance owed with respect to such withholding requirements.
     (b) In the discretion of the Committee, any Restriction Agreement may provide that all or any portion of the tax obligations otherwise payable in the manner set forth in paragraph 7.7(a), together with additional taxes not exceeding the actual additional taxes to be owed by the Grantee with respect to the Award, may, upon the irrevocable election of the Grantee, be paid by tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Grantee, or by authorizing the Company to withhold and cancel             shares of Stock otherwise deliverable pursuant to Section 7.6, in either case in that number of shares having a Fair Market Value on the date that taxable income is recognized equal to the amount of such taxes thereby being paid, in all cases subject to such restrictions as the Committee may from time to time determine.
ARTICLE VIII
TERMINATION, AMENDMENT AND MODIFICATION OF PLAN
     The Board may at any time, (i) cause the Committee to cease granting Options and Awards, (ii) terminate the Plan, or (iii) in any respect amend or modify the Plan. However, the Board (unless its actions are approved or ratified by the shareholders of the Company within twelve months of the date the Board amends the Plan) may not amend the Plan to materially increase the number of shares of Stock available under the Plan.
     No termination, amendment or modification of the Plan shall affect adversely a Grantee’s rights under an Option Agreement or Restriction Agreement without the consent of the Grantee or his or her legal representative.

     From and after the first date on which an Option is automatically granted pursuant to Section 6.13, the provisions of such Section 6.13 may not be amended in any manner more frequently than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated under the Code or such Act.
ARTICLE IX
MISCELLANEOUS
     9.1 Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Options or Awards or accept the surrender of outstanding Options or Awards on terms specified by the Committee, which terms may include the grant of new Options or Awards in substitution for them. However, no modification of an Option or Award shall adversely affect a Grantee’s rights under an Option Agreement or Restriction Agreement without the consent of the Grantee or his or her legal representative, and no modification of an existing Option, or grant of a new Option in substitution for the surrender of an existing Option, shall be at an Option Price lower than that of the existing Option at the time it was first granted (as thereafter adjusted pursuant to Section 5.2).
     9.2 Forfeiture for Competition. If a Grantee provides services to a competitor of the Company or any of its Subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Grantee while a Director or an Employee, then that Grantee’s rights under any Options outstanding hereunder shall be forfeited and terminated, and any shares of Restricted Stock held by such Grantee subject to remaining restrictions shall be forfeited, subject in each case to a determination to the contrary by the Committee.
     9.3 Plan Binding on Successors. The Plan shall be binding upon the successors of the Company.
     9.4 Headings Not a Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference, and do not constitute a part of the Plan.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors unanimously recommends a vote FOR all the nominees listed and FOR the Proposals listed.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Hermann Buerger	☐	☐	02 - Paul B. Domorski	☐	☐	03 - Francis J. Erbrick	☐	☐

04 - John R. Kreick	☐	☐	05 - John B. Mowell	☐	☐	06 - Bradford W. Parkinson	☐	☐

07 - Norman E. Thagard	☐	☐	08 - John L. Woodward, Jr.	☐	☐
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2.	Proposal to approve the Company’s 2007 Stock Incentive Plan.	For ☐	Against ☐	Abstain ☐	3.	Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.	For ☐	Against ☐	Abstain ☐

4.	In accordance with their best judgment upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.				The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors and the two proposals specified above.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. A corporation must sign in full corporate name by its president or other authorized officer. A partnership must sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — EMS TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints John B. Mowell, Paul B. Domorski and Timothy C. Reis, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of EMS Technologies, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 18th day of May 2007, and at all adjournments thereof, as indicated with respect to the matters listed on the reverse side.
The Board of Directors unanimously recommends a vote FOR all the nominees listed and FOR the Proposals listed.
This proxy is revocable at any time prior to its use.
(Items to be voted appear on reverse side.)